====================================


                        AGREEMENT AND PLAN OF MERGER




                         DATED AS OF MARCH 1, 1999




                                   AMONG




                         JONES APPAREL GROUP, INC.




                         JILL ACQUISITION SUB INC.




                                    and




                            NINE WEST GROUP INC.


                   ====================================


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                             TABLE OF CONTENTS

                                 ARTICLE I
                                                                       Page

THE MERGER................................................................2
1.1  The Merger...........................................................2
1.2  Closing..............................................................2
1.3  Effective Time.......................................................2
1.4  Effects of the Merger................................................3
1.5  Certificate of Incorporation.........................................3
1.6  By-Laws..............................................................3
1.7  Officers and Directors of Surviving Corporation......................3
1.8  Effect on Capital Stock..............................................3
1.9 Treatment of Convertible Notes........................................5
1.10 Treatment of Options.................................................5

                                 ARTICLE II

EXCHANGE OF CERTIFICATES..................................................7
2.1  Exchange Fund........................................................7
2.2  Exchange Procedures..................................................7
2.3  Distributions with Respect to Unexchanged Shares.....................8
2.4  No Further Ownership Rights in Company Common Stock..................8
2.5  No Fractional Shares of Parent Common Stock..........................8
2.6  Termination of Exchange Fund.........................................9
2.7  No Liability.........................................................9
2.8  Investment of the Exchange Fund......................................9
2.9  Lost Certificates....................................................9
2.10  Withholding Rights.................................................10
2.11  Further Assurances.................................................10
2.12  Stock Transfer Books...............................................10

                                ARTICLE III

REPRESENTATIONS AND WARRANTIES...........................................10
3.1  Representations and Warranties of the Company.......................10
         (a)  Organization, Standing and Power...........................11
         (b)  Capital Structure..........................................11
         (c)  Authority; No Conflicts....................................12
         (d)  Reports and Financial Statements...........................14
         (e)  Information Supplied.......................................14
         (f)  Board Approval.............................................15
         (g)  Vote Required..............................................15
         (h)  Rights Agreement...........................................15
         (i)  Absence of Certain Changes or Events.......................16
         (j)  Litigation.................................................16
         (k)  Compliance with Laws.......................................16


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                                                                         Page


         (l)  Taxes.......................................... ...........16
         (m)  Employee Benefits..........................................17
         (n)  Environmental Matters......................................18
         (o)  Liabilities................................................20
         (p)  Brokers or Finders.........................................20
         (q)  Opinion of Financial Advisor...............................20
         (r)  Certain Agreements.........................................20
         (s)  Intellectual Property......................................21
         (t)  Antitrust Matters..........................................21
         (u)  Year 2000 Compliance.......................................22
3.2  Representations and Warranties of Parent............................22
         (a)  Organization, Standing and Power...........................22
         (b)  Capital Structure..........................................23
         (c)  Authority; No Conflicts....................................23
         (d)  Reports and Financial Statements...........................24
         (e)  Information Supplied.......................................25
         (f)  Vote Required..............................................25
         (g)  Absence of Certain Changes or Events.......................25
         (h)  Litigation.................................................25
         (i)  Compliance with Laws.......................................25
         (j)  Taxes......................................................26
         (k)  Employee Benefits..........................................26
         (l)  Liabilities................................................26
         (m)  Brokers or Finders.........................................26
         (n)  No Business Activities.....................................27
         (o)  Financing..................................................27

                                 ARTICLE IV

COVENANTS RELATING TO CONDUCT OF BUSINESS................................27
4.1  Covenants of the Company............................................27
         (a)  Ordinary Course............................................27
         (b)  Dividends; Changes in Share Capital........................28
         (c)  Issuance of Securities.....................................28
         (d)  Governing Documents........................................28
         (e)  No Acquisitions............................................29
         (f)  No Dispositions............................................29
         (g)  Investments; Indebtedness..................................29
         (h)  Accounting Methods; Income Tax Elections...................30
         (i)  Company Rights Agreement...................................30
         (j)  Compensation...............................................30
         (k)  Claims.....................................................30
         (l)  Other Actions..............................................30
         (m)  No General Authorization...................................30


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                                                                       Page


4.2  Covenants of Parent.................................................31
         (a)  Conduct of Business........................................31
         (b)  Dividends; Changes in Share Capital........................31
         (c)  Liquidation................................................31
         (d)  Governing Documents........................................31
         (e)  No Acquisitions............................................31
         (f)  Other Actions..............................................32
         (g)  No General Authorization...................................32
4.3  Advice of Changes; Governmental Filings.............................32
4.4  Specified Matters...................................................32
4.5  Notification of Certain Matters.....................................33

                                 ARTICLE V

ADDITIONAL AGREEMENTS....................................................33
5.1  Preparation of Form S-4 and Proxy Statement/Prospectus;
 Company Stockholders Meeting............................................33
5.2  Access to Information...............................................35
5.3  Reasonable Best Efforts.............................................36
5.4  Acquisition Proposals...............................................38
5.5  Employee Benefits Matters...........................................39
5.6  Fees and Expenses...................................................41
5.7  Directors' and Officers' Insurance..................................41
5.8  Rights Agreement....................................................42
5.9  Public Announcements................................................42
5.10  Accountants' Letters...............................................43
5.11  Listing of Shares of Parent Common Stock...........................43
5.12  Affiliate Letter...................................................43
5.13  Parent Board of Directors..........................................43
5.14  Stockholder Litigation.............................................43

                                 ARTICLE VI

CONDITIONS PRECEDENT.....................................................44
6.1  Conditions to Each Party's Obligation to Effect the Merger..........44
         (a)  Stockholder Approval.......................................44
         (b)  No Injunctions or Restraints, Illegality...................44
         (c)  HSR Act....................................................44
         (d)  NYSE Listing...............................................44
         (e)  Effectiveness of the Form S-4..............................44
6.2  Additional Conditions to Obligations of Parent and Merger Sub.......44
         (a)  Representations and Warranties.............................44
         (b)  Performance of Obligations of the Company..................45
         (c)  Tax Opinion................................................45


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                                                                       Page


         (d) No Litigation...............................................45
         (e) Consents.  .................................................45
         (f) Material Adverse Effect.  ..................................46
6.3  Additional Conditions to Obligations of the Company.................46
         (a)  Representations and Warranties.............................46
         (b)  Performance of Obligations of Parent.......................46
         (c)  Tax Opinion................................................46
         (d) Material Adverse Effect.....................................47

                                ARTICLE VII

TERMINATION AND AMENDMENT................................................47
7.1  Termination.........................................................47
7.2  Effect of Termination...............................................49
7.3  Amendment...........................................................50
7.4  Extension; Waiver...................................................50

                                ARTICLE VIII

GENERAL PROVISIONS.......................................................51
8.1  Non-Survival of Representations, Warranties and Agreements..........51
8.2  Notices.............................................................51
8.3  Interpretation......................................................52
8.4  Counterparts........................................................52
8.5  Entire Agreement; No Third Party Beneficiaries......................53
8.6  Governing Law.......................................................53
8.7  Severability........................................................53
8.8  Assignment..........................................................53
8.9  Submission to Jurisdiction; Waivers.................................53
8.10  Enforcement........................................................54
8.11  Definitions........................................................54
8.12  Other Agreements...................................................55


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                              LIST OF EXHIBITS

         Exhibit                   Title

         5.12           Form of Company Affiliate Letter

         6.2(c)(1)      Form of tax opinion of Cravath, Swaine & Moore

         6.3(c)(1)      Form of tax opinion of Simpson Thacher & Bartlett

          AGREEMENT AND PLAN OF MERGER, dated as of March 1, 1999 (this "Agreement"), among JONES APPAREL GROUP, INC., a Pennsylvania corporation ("Parent"), JILL ACQUISITION SUB INC., a Delaware corporation and a direct wholly-owned subsidiary of Parent ("Merger Sub"), and NINE WEST GROUP INC., a Delaware corporation (the "Company").


                            W I T N E S S E T H:

          WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have determined that the merger of the Company with Merger Sub on the terms set forth in this Agreement (the "Merger") is in the best interests of their respective stockholders, and such Boards of Directors have approved such Merger (and, in the case of the Board of Directors of the Company, recommended that it be adopted by the Company's stockholders), upon the terms and subject to the conditions set forth in this Agreement, pursuant to which each outstanding share of common stock, par value $.01 per share, of the Company (the "Company Common Stock") issued and outstanding immediately prior to the Effective Time (as defined in Section 1.3) (together with each associated Right (as defined in Section 3.1(b)), other than shares owned or held directly by Parent, Merger Sub or by the Company and other than Dissenting Shares (as defined in Section 1.8(e)), will be converted into the right to receive a unit consisting of a fraction of a fully paid and nonassessable share of common stock, par value $.01 per share, of Parent ("Parent Common Stock") and an amount in cash;

          WHEREAS, as a condition and inducement to Parent's and Merger Sub's entering into this Agreement and incurring the obligations set forth herein, contemporaneously with the execution and delivery of this Agreement, Parent is entering into a stockholder agreement (the "Stockholder Agreement") with certain beneficial and record stockholders of the Company pursuant to which, among other things, such stockholders, severally and not jointly, have agreed to vote the shares of Company Common Stock then owned by them in favor of the Merger and to take certain other actions in support of the Merger, and such Stockholder Agreement and the transactions consummated thereby have been approved by the Board of Directors of the Company;

          WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated hereby and also to prescribe various conditions to the transactions contemplated hereby; and

          WHEREAS, Parent, Merger Sub and the Company intend, by approving resolutions authorizing this Agreement, to adopt this Agreement as a plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations promulgated thereunder (subject to the election provided for in Section 1.1).

          NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:


                                 ARTICLE I

                                 THE MERGER

          1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), the Company shall be merged with and into Merger Sub at the Effective Time (as defined in Section 1.3). Following the Merger, the separate corporate existence of the Company shall cease and Merger Sub shall continue as the surviving corporation (the "Surviving Corporation") under the name "Nine West Group Inc.". In lieu of the Company being merged with and into Merger Sub, if all of the conditions set forth in Article VI (excluding conditions that, by their terms, cannot be satisfied until the Closing Date (as defined in Section 1.2)) have been satisfied or waived other than the condition set forth in Section 6.2(c) or 6.3(c) (relating to the receipt of opinions that the Merger is a reorganization under Section 368(a) of the Code), the Company shall have the right to irrevocably elect (the "Reverse Merger Election") by notice delivered to Parent, and upon the terms and subject to the conditions set forth in this Agreement, to cause the "Merger" to be a merger of Merger Sub with and into the Company at the Effective Time, in which case, following the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the Surviving Corporation.

          1.2 Closing. The closing of the Merger (the "Closing") will take place on the second Business Day after the satisfaction or, subject to applicable law, waiver of the conditions (excluding conditions that, by their terms, cannot be satisfied until the Closing Date) set forth in
Article VI (the "Closing Date"), unless another time or date is agreed to in writing by the parties hereto. The Closing shall be held at the offices of Cravath, Swaine & Moore, Worldwide Plaza, 825 Eighth Avenue, New York, New York 10019 unless another place is agreed to in writing by the parties hereto; provided, however, that if the Parent Common Stock Price is less than $21.00, then the Closing shall not occur until the fifth Business Day after the Determination Date (as defined below) unless the Company shall have terminated this Agreement pursuant to Section 7.1(i). The date on which the conditions set forth in Article VI have been satisfied or, subject to applicable law, waived (excluding conditions that, by their terms, cannot be satisfied until the Closing Date) is hereinafter referred to as the "Determination Date".

          1.3 Effective Time. As soon as practicable following the Closing, the parties shall (i) file a certificate of merger (the "Certificate of Merger") in such form as is required by and executed and acknowledged in accordance with the relevant provisions of the DGCL and (ii) make all other filings or recordings required under the DGCL to effect the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the


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                                                                          3



Delaware Secretary of State or at such subsequent time as Parent and the Company shall agree and be specified in the Certificate of Merger (the date and time the Merger becomes effective being the "Effective Time").

          1.4 Effects of the Merger. At and after the Effective Time, the Merger will have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall be vested in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

          1.5 Certificate of Incorporation. Unless the Reverse Merger Election is made, the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law, except that Article I of the certificate of incorporation of the Surviving Corporation shall be amended to read in its entirety as follows: "The name of this Corporation is 'Nine West Group Inc.'". If the Reverse Merger Election is made, the certificate of incorporation of the Company shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

          1.6 By-Laws. The by-laws of Merger Sub as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving
Corporation until thereafter changed or amended as provided therein or by applicable law.

          1.7 Officers and Directors of Surviving Corporation. The officers of the Company as of the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or otherwise ceasing to be an officer or until their respective successors are duly elected and qualified, as the case may be. The directors of Merger Sub as of the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or otherwise ceasing to be a director or until their respective successors are duly elected and qualified.

          1.8 Effect on Capital Stock. At the Effective Time by virtue of the Merger and without any action on the part of the holder thereof,

          (a) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock owned by Parent or Merger Sub or held by the Company, all of which shall be canceled as provided in Section 1.8(c), and other than any Dissenting Shares (as defined in Section 1.8(e)) shall be converted into the right to receive (i) cash in an amount equal to $13.00; and (ii) a fraction of a fully paid and nonassessable share of Parent Common Stock equal to the Exchange Ratio (as defined below) (collectively, the "Merger Consideration"). For purposes of this Agreement, "Exchange Ratio" means .5011 shares of Parent Common Stock; provided that if the Parent Common Stock Price (as defined below) is (1) less than $24.00, the Exchange Ratio shall be equal to $12.00 divided by the Parent Common Stock Price, rounded to the nearest 1/10,000 or (2) more than $34.00, the Exchange Ratio shall be equal to $17.00 divided by the Parent Common Stock Price, rounded to the nearest 1/10,000; provided, further, that if the Parent Common Stock Price is less than $21.00, the Exchange Ratio shall be .5714 and if the Parent Common Stock Price is greater than $36.00, the Exchange Ratio shall be .4722. "Parent Common Stock Price" means the average of the closing sales prices of Parent Common Stock on the New York Stock Exchange ("NYSE") Composite Transactions Tape (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source mutually selected by Parent and the Company) on each of the 15 consecutive NYSE trading days immediately preceding the Determination Date.

          (b) As a result of the Merger and without any action on the part of the holders thereof, at the Effective Time, all shares of Company Common Stock (other than shares referred to in Sections 1.8(c) and (e)) shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such shares of Company Common Stock (a "Certificate") shall thereafter cease to have any rights with respect to such shares of Company Common Stock, except the right to receive the applicable Merger Consideration and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor and any dividends or other distributions to which holders become entitled all in accordance with Article II upon the surrender of such certificate.

          (c) Each share of Company Common Stock issued and owned or held by Parent, Merger Sub or the Company at the Effective Time shall, by virtue of the Merger, cease to be outstanding and shall be canceled and retired and no stock of Parent or other consideration shall be delivered in exchange therefor.

          (d) Each share of common stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time, shall remain issued, outstanding and unchanged as a validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation as of the Effective Time.

          (e) Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time held by a holder (if any) who has the right to demand payment for and an appraisal of such shares in accordance with Section 262 of the DGCL (or any successor provision) ("Dissenting Shares") shall not be converted into a right to receive Merger Consideration or any cash in lieu of fractional shares of Parent Common Stock (but shall have the rights set forth in Section 262 of the DGCL (or any successor provision)) unless such holder fails to perfect or otherwise loses such holder's right to such payment or appraisal, if any. If, after the Effective Time, such holder fails to perfect or loses any such right to appraisal, each such share of such holder shall be treated as a share of Company Common Stock that had been converted as of the Effective Time into the right to receive Merger Consideration in accordance with this Section 1.8. The Company shall give prompt notice to Parent of any demands received by the Company for appraisal of shares of Company Common Stock, withdrawals of such demands and any other instruments served pursuant to the DGCL received by the Company, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands or agree to do or commit to do any of the foregoing.

          (f) If prior to the Effective Time, Parent or the Company, as the case may be, should (after obtaining the consent required by Section 4.1 or 4.2, as the case may be, hereof) split, combine or otherwise reclassify the Parent Common Stock or the Company Common Stock, or pay a stock dividend or other stock distribution in Parent Common Stock or Company Common Stock, or otherwise change the Parent Common Stock or Company Common Stock into any other securities, or make any other such stock dividend or distribution in capital stock of Parent or the Company in respect of the Parent Common Stock or the Company Common Stock, respectively, then any number or amount contained herein which is based upon the Parent Common Stock Price or the number of shares of Company Common Stock or Parent Common Stock, as the case may be, will be appropriately adjusted to reflect such split, combination, dividend or other distribution or change.

          1.9 Treatment of Convertible Notes. (a) Pursuant to Section 14.6 of the Indenture, dated as of June 26, 1996 (the "Convertible Notes Indenture"), between the Company and Chemical Bank, as trustee, relating to the Company's 5-1/2% Convertible Subordinated Notes Due 2003 (the "Convertible Notes"), prior to the Effective Time, the Company, Merger Sub and Parent shall enter into a supplemental indenture in accordance with
Section 14.6 of the Convertible Notes Indenture.

          (b) As soon as practicable after the Effective Time, Parent shall deliver to the holders of Convertible Notes appropriate notices setting forth such holders' rights pursuant to the Convertible Notes Indenture with respect thereto to the extent required by the terms thereof.

          (c) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon conversion of the Convertible Notes and file a registration statement on Form S-3 (or any successor or other appropriate form) with respect to such shares and shall use its reasonable best efforts to maintain the effectiveness of such registration statement for so long as the Convertible Notes remain outstanding.

          1.10 Treatment of Options. (a) (i) Immediately prior to the Effective Time, each outstanding stock option granted to present and former employees and non-employee directors of the Company and its Subsidiaries (together, an "Option"), whether or not then exercisable, which Option has an exercise price per share that is less than the value of the per share Merger Consideration on the Closing Date (based on the closing sales price on the Closing Date of

Parent Common Stock on the NYSE Composite Transactions Tape (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source mutually selected by Parent and the Company) (the "Closing Consideration Value"), shall be canceled by the Company, and the holder thereof shall be entitled to receive at the Effective Time or as soon as practicable thereafter from the Company in consideration for such cancellation an amount in cash equal to the product of (i) the number of shares of Company Common Stock previously subject to such Option and (ii) the excess of the Merger Consideration over the exercise price per share of Company Common Stock previously subject to such Option.

          (ii) Immediately prior to the Effective Time, each outstanding Option, whether or not then exercisable, which Option has an exercise price per share that is greater than the per share Closing Consideration Value (each, an "Underwater Option"), shall be converted into an option to acquire, on the same terms and conditions (including exercise price) as previously applicable to such Underwater Options, the per share Closing Consideration Value for each share of Company Common Stock previously subject to such Underwater Option (after any such adjustment, a "Parent Option"); provided, however, that the Parent Option shall be further adjusted to (i) reduce the exercise price of the Parent Option by the value of the cash portion of the Closing Consideration Value, (ii) eliminate the requirement that the cash portion of the Closing Consideration Value be delivered upon exercise of the Parent Option, and (iii) with respect to each Parent Option having the same exercise price, the number of any fractional shares of Parent Common Stock shall be added together to create whole shares of Parent Common Stock, and the per share exercise price of each Parent Option shall be appropriately adjusted. The aggregate number of shares of Parent Common Stock delivered pursuant to the Parent Option shall be rounded down to the nearest whole share.

          (b) As soon as practicable after the Effective Time, Parent shall deliver to the holders of Company Options appropriate notices setting forth such holders' rights pursuant to the Company Stock Option Plans after giving effect to the transaction and the provisions set forth above. In addition, Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of a Parent Option. As soon as practicable after the Effective Time, Parent shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), or another appropriate form, with respect to the shares of Parent Common Stock subject to such Parent Options and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Parent Options remain outstanding.

          (c) The Company shall use its reasonable best efforts to take such actions as are reasonably necessary to provide that (i) other than as contemplated hereunder no further issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company shall be made on or after the Effective Time under any Company Stock Plan and (ii) following the Effective Time, no holder of an Option or any participant in any

Company Stock Option Plan or other Company Plan shall have the right thereunder to acquire any capital stock of the Company or the Surviving Corporation.


                                ARTICLE II

                          EXCHANGE OF CERTIFICATES

          2.1 Exchange Fund. At or prior to the Effective Time, Parent shall deposit with the Exchange Agent, in trust for the benefit of holders of shares of Company Common Stock, for exchange in accordance with Section 1.8, all the cash and certificates representing shares of Parent Common Stock to be paid or issued pursuant to this Agreement in exchange for outstanding Company Common Stock and cash sufficient to pay cash in lieu of fractional shares required to be paid pursuant to Section 2.5. Parent agrees to make available to the Exchange Agent from time to time as needed, cash sufficient to pay any dividends and other distributions pursuant to
Section 2.3. Any cash and certificates of Parent Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the "Exchange Fund".

          2.2 Exchange Procedures. As promptly as practicable after the Effective Time, the Exchange Agent will send to each record holder of a Certificate other than Certificates to be canceled pursuant to Section 1.8(c), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in a form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. As soon as reasonably practicable after the Effective Time, each holder of a Certificate, upon surrender of a Certificate to the Exchange Agent together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, shall be entitled to receive in exchange therefor a certificate or certificates representing the number of whole shares of Parent Common Stock and the amount of cash (including amounts to be paid pursuant to Section 1.8(a)(i), in lieu of fractional shares of Parent Common Stock pursuant to Section 2.5 and in respect of any dividends or other distributions to which holders are entitled pursuant to Section 2.3), if any, into which the aggregate number of shares of Company Common Stock previously represented by such Certificate shall have been converted pursuant to this Agreement. The Exchange Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest will be paid or will accrue on any cash payable pursuant to
Section 1.8, Section 2.3 or Section 2.5. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, one or more shares of Parent Common Stock evidencing, in the aggregate, the proper number of shares of Parent Common Stock, a check in the proper amount of cash pursuant to Section 1.8(a) and cash in lieu of any fractional shares of Parent Common Stock pursuant to
Section 2.5 and any dividends or other distributions to which such holder is entitled pursuant to Section 2.3, may be issued with respect to such Company Common Stock to a Person other than the Person in whose name the Certificate surrendered is registered if such Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer or other taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration which the holder thereof has the right to receive in respect of such Certificate pursuant to the other provisions of this Article II.

          2.3 Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made with respect to shares of Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock that such holder would be entitled to receive upon surrender of such Certificate and no cash payment in lieu of fractional shares of Parent Common Stock shall be paid to any such holder pursuant to Section 2.5 until such holder shall surrender such Certificate in accordance with Section 2.2. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to such holder of shares of Parent Common Stock issuable in exchange therefor, without interest, (a) promptly after the time of such surrender, the amount of any cash payable in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.5 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such shares of Parent Common Stock.

          2.4 No Further Ownership Rights in Company Common Stock. All shares of Parent Common Stock issued and cash paid upon conversion of shares of Company Common Stock in accordance with the terms of Article I and this Article II (including any cash paid pursuant to Section 1.8(a), 2.3 or 2.5) shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the shares of Company Common Stock. If, after the Effective Time, such Certificates are presented to the Surviving Corporation or the Exchange Agent for transfer, they shall be canceled and exchanged as provided in this Article II.

          2.5 No Fractional Shares of Parent Common Stock. (a) No certificates or scrip or shares of Parent Common Stock representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a shareholder of Parent or a holder of shares of Parent Common Stock. For purposes of this
Section 2.5, all fractional shares to which a single record holder would be entitled shall be aggregated and calculations shall be rounded to three decimal places.

          (b) Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of Parent Common Stock multiplied by (ii) the last sales price per share of Parent Common Stock quoted on the NYSE on the Closing Date. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, the Exchange Agent shall so notify Parent, and Parent shall cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof.

          2.6 Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates for twelve months after the Effective Time shall be delivered to the Surviving Corporation or otherwise on the instruction of the Surviving Corporation, and any holders of Certificates who have not theretofore complied with this
Article II shall thereafter look only to the Surviving Corporation and Parent (subject to abandoned property, escheat or other similar laws) for the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby to which such holders are entitled pursuant to
Section 1.8 and Section 2.2, any cash in lieu of fractional shares of Parent Common Stock to which such holders are entitled pursuant to Section
2.5 and any dividends or distributions with respect to shares of Parent Common Stock to which such holders are entitled pursuant to Section 2.3.

          2.7 No Liability. None of Parent, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

          2.8 Investment of the Exchange Fund. Any funds included in the Exchange Fund may be invested by the Exchange Agent, as directed by Parent; provided that such investments shall be in obligations of or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Service, Inc. or Standard & Poor's Corporation, respectively. Any interest and other income resulting from such investments shall promptly be paid to the Surviving Corporation.

          2.9 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby, any cash in lieu of fractional shares of Parent Common Stock, and unpaid dividends and distributions on shares of Parent Common Stock deliverable in respect thereof, pursuant to this Agreement.

          2.10 Withholding Rights. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

          2.11 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

          2.12 Stock Transfer Books. At the close of business, New York City time, on the day the Effective Time occurs, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates shall cease to have any rights with respect to such shares of Company Common Stock formerly represented thereby, except as otherwise provided herein or by law. On or after the Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason shall be converted into the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 2.5 and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.3.


                                ARTICLE III

                       REPRESENTATIONS AND WARRANTIES

          3.1 Representations and Warranties of the Company. Except as set forth in the Company Disclosure Schedule delivered by the Company to Parent prior to the execution of this Agreement (the "Company Disclosure Schedule") (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein and such other representations and warranties or covenants to the extent a matter in such section is disclosed in such a way as to make its relevance to the information called for by such other representation and warranty or covenant readily apparent), the Company represents and warrants to Parent as follows:

          (a) Organization, Standing and Power. Each of the Company and each of its Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failure so to qualify would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (as defined in Section 8.11(d)) on the Company. The copies of the restated certificate of incorporation and the second amended and restated by-laws of the Company which were previously furnished to Parent are true, complete and correct copies of such documents as in effect on the date of this Agreement.

          (b) Capital Structure. (i) The authorized capital stock of the Company consists of (A) 100,000,000 shares of Company Common Stock, of which 33,985,098 shares were outstanding as of February 26, 1999 and (B) 25,000,000 shares of preferred stock, par value $.01 per share, of which, as of the date hereof, 70,000 shares of Series A Junior Participating Preferred Stock have been designated and reserved for issuance upon exercise of the rights (the "Rights") distributed to the holders of Company Common Stock pursuant to the Rights Agreement, dated as of February 17, 1998, between the Company and The Bank of New York, as rights agent (the "Rights Agreement"), and as of February 26, 1999, there were no other shares of capital stock of the Company outstanding. As of February 26, 1999, 1,952,900 shares of Company Common Stock were held by the Company in its treasury. Since February 26, 1999 to the date of this Agreement, there have been no issuances of shares of the capital stock of the Company or any other securities of the Company other than issuances of shares (and associated Rights) pursuant to options or rights outstanding as of February 26, 1999 under the Benefit Plans (as defined in Section 8.11(a)) of the Company and issuances of shares (and associated Rights) upon conversion of the Convertible Notes. All issued and outstanding shares of the capital stock of the Company are, and any shares of Company Common Stock which may be issued upon the exercise of options when issued will be, duly authorized, validly issued, fully paid and nonassessable, and no class of capital stock is entitled to preemptive rights. There were outstanding, as of February 26, 1999, no options, warrants or other rights to acquire (including through the conversion or exchange of securities) capital stock from the Company other than (x) the Rights, (y) Options (other than Underwater Options), representing in the aggregate the right to purchase 248,422 shares of Company Common Stock and Underwater Options representing in the aggregate the right to purchase 5,458,852 shares of Company Common Stock, in each case under the Company's Second Amended and Restated Stock Option Plan, 1993 Directors' Stock Option Plan and First Amended and Restated 1994 Long-Term Performance Plan (collectively, the "Company Stock Option Plans"), and (z) the Convertible

Notes representing in the aggregate the right to convert into 3,055,958 shares of Company Common Stock. Other than the associated Rights issued with the shares issued as described above, no options or warrants or other rights to acquire capital stock from the Company have been issued or granted since February 26, 1999 to the date of this Agreement. As of February 26, 1999, the weighted average exercise price of the Underwater Options and the Options (other than the Underwater Options) was approximately $31.79 and $16.55, respectively.

          (ii) No bonds, debentures, notes or other indebtedness of the Company having the right to vote (whether currently or upon the occurrence of an event) on any matters on which stockholders of the Company or any of its Subsidiaries may vote ("Company Voting Debt") are issued or outstanding or subject to issuance.

          (iii) Except as otherwise set forth in this Section 3.1(b) and as contemplated by Section 4.1, as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries.

          (iv) All the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company have been validly issued, are fully paid and nonassessable and are owned by the Company or a wholly owned Subsidiary of the Company free and clear of all claims, liens, charges, mortgages, encumbrances, pledges, security interests or other restrictions of any kind or nature whatsoever ("Liens"), except for Liens which would not reasonably be expected to have a Material Adverse Effect on the Company. Except for the capital stock of its Subsidiaries, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any Person that is material to the business of the Company and its Subsidiaries, taken as a whole.

          (c) Authority; No Conflicts. (i) The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject in the case of the consummation of the Merger to the adoption of this Agreement by the Required Company Vote (as defined in Section 3.1(g)). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject in the case of the consummation of the Merger, to the adoption of this Agreement by the Required Company Vote. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally, by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

          (ii) The execution and delivery of this Agreement do not, and the consummation of the Merger and the other transactions contemplated hereby will not, conflict with, or result in any breach or violation of, or constitute a default (with or without notice or lapse of time, or both) under, or result in the termination of, or give rise to a right of termination, amendment, cancellation or acceleration of any obligation or the loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of a Lien on any assets of the Company or any of its Subsidiaries (any such conflict, breach, violation, default, right of termination, amendment, cancellation, acceleration, guarantee, entitlements, liens or other occurrence, loss or creation, a "Violation") pursuant to: (A) any provision of the certificate of incorporation or by-laws of the Company or the governing documents of any Subsidiary of the Company, or (B) except as would not reasonably be expected to have a Material Adverse Effect on the Company or to prevent or materially impede or delay the consummation of the transactions contemplated hereby and, subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any Subsidiary of the Company or their respective properties or assets.

          (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any government, court, administrative agency or commission or other governmental authority or instrumentality, domestic, foreign or supranational, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (a "Governmental Entity"), is required by or with respect to the Company or any Subsidiary of the Company in connection with the execution and delivery of this Agreement by the Company or the consummation of the Merger and the other transactions contemplated hereby, except for those required under or in relation to (A) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended , and the rules and regulations promulgated thereunder (the "HSR Act"), (B) state securities or "blue sky" laws (the "Blue Sky Laws"), (C) the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act"), (D) the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"), (E) the DGCL with respect to the filing of the Delaware Certificate of Merger, (F) rules and regulations of the NYSE, (G) antitrust or other competition laws of any jurisdiction, and (H) such consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to make or obtain would not reasonably be expected to have a Material Adverse Effect on the Company or to prevent or materially impede or delay the consummation of the transactions contemplated hereby. Consents, approvals, orders, authorizations, registrations, declarations and filings required under or in relation to any of the foregoing clauses (A) through
(G) are hereinafter referred to as "Required Consents."

          (d) Reports and Financial Statements. The Company has filed all required reports, schedules, forms, statements and other documents required to be filed by it with the Securities and Exchange Commission (the "SEC") since February 1, 1997 (collectively, including all exhibits thereto, the "Company SEC Reports"). No Subsidiary of the Company is required to file any form, report or other document with the SEC. None of the Company SEC Reports filed prior to the date of this Agreement (as of their respective dates or, if amended or superseded by a filing prior to the date of this Agreement, then instead, as of the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes) included in the Company SEC Reports presents fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of the Company and its Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with (and prepared in all material respects in accordance with) United States generally accepted accounting principles ("U.S. GAAP") consistently applied during the periods involved except as otherwise noted therein, and subject, in the case of the unaudited interim financial statements, to normal and recurring year-end adjustments which are not expected to be material. All of such Company SEC Reports, as of their respective dates (and as of the date of any amendment to the respective Company SEC Report), complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

          (e) Information Supplied. (i) None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (A) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of the Parent Common Stock in the Merger will, at the time the Form S-4 (as defined in Section 5.1) is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (B) the Proxy Statement/Prospectus (as defined in Section 5.1) included in the Form S-4 related to the Company Stockholders Meeting (as defined in Section 5.1) and the Parent Common Stock to be issued in the Merger will, on the date it is first mailed to stockholders of the Company or at the time of the Company Stockholders Meeting, (x) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading or (y) be false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act.

          (ii) Notwithstanding the foregoing provisions of this Section 3.1(e), no representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Form S-4 or the Proxy Statement/Prospectus based on information supplied by Parent for inclusion or incorporation by reference therein.

          (f) Board Approval. The Board of Directors of the Company, by resolutions duly adopted at a meeting duly called and held and not subsequently rescinded or modified in any way (the "Board Approval"), has duly (i) determined that this Agreement, the Merger and the other transactions contemplated hereby are advisable and in the best interests of the Company and its stockholders, (ii) approved the Stockholder Agreement and the transactions contemplated thereby and this Agreement, the Merger and the other transactions contemplated hereby and (iii) recommended that the stockholders of the Company adopt and approve this Agreement and the Merger. The Board Approval constitutes approval of the Stockholder Agreement and the transactions contemplated thereby and of this Agreement and the Merger for purposes of Section 203 of the DGCL and represents all the action necessary to ensure that such Section 203 does not apply to Parent or any of its affiliates in connection with the Stockholder Agreement, the Merger and the other transactions contemplated by this Agreement and the Stockholder Agreement (assuming that Parent is not an "interested stockholder" of the Company under Section 203 of the DGCL immediately before the execution and delivery of this Agreement and the Stockholder Agreement and does not take any other actions (other than actions relating to the Stockholder Agreement) to become an "interested stockholder" thereunder). To the knowledge on the date of this Agreement of the Company, no other state takeover statute or similar statute or regulation applies to this Agreement, the Stockholder Agreement or the transactions contemplated hereby or thereby except for those that would not reasonably be expected to prevent or materially impede or delay the consummation of the transactions contemplated hereby.

          (g) Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote (the "Required Company Vote") is the only vote or approval of the holders of any class or series of Company capital stock necessary to adopt this Agreement and approve the transactions contemplated hereby (assuming that Parent is not an "interested stockholder" of the Company under Section 203 of the DGCL immediately before the execution and delivery of this Agreement and the Stockholder Agreement).

          (h) Rights Agreement. The Board of Directors of the Company has approved an amendment to the Rights Agreement to the effect that neither Parent nor Merger Sub will become an "Acquiring Person," and that no "Stock Acquisition Date" or "Distribution Date" (as such terms are defined in the Rights Agreement) will occur, as a result of the approval, execution or delivery of this Agreement or the Stockholder Agreement or the consummation of the transactions contemplated hereby or thereby.

          (i) Absence of Certain Changes or Events. Except as set forth in the Company SEC Reports filed and publicly available prior to the date of this Agreement (the "Filed Company SEC Reports"), since January 31, 1998,
(i) the Company and its Subsidiaries have conducted their business in all material respects in the ordinary course of business consistent with past practice (except, after the date of this Agreement, to the extent permitted or expressly contemplated by Section 4.1), (ii) there has not been any Material Adverse Effect on the Company or, to the knowledge of the Company, any change, event, circumstance or effect that would, in the reasonably foreseeable future, have a Material Adverse Effect on the Company and (iii) there has not occurred (A) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any capital stock of the Company or any repurchase, redemption or other acquisition by the Company of any capital stock of the Company;
(B) any material change in financial or tax accounting methods, principles or practices by the Company or any Subsidiary of the Company, except insofar as may have been required by a change in GAAP or the Code; or (C) any material elections with respect to Taxes (as defined in Section 3.1(1)) by the Company or any Subsidiary thereof or any settlement or compromise by the Company or any Subsidiary thereof of any material Tax liability or refund.

          (j) Litigation. There are no claims, actions, suits, proceedings or investigations (collectively, "Claims") pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any properties or rights of the Company or any of its Subsidiaries, before any Governmental Entity nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator (collectively, "Orders") outstanding against the Company or any of its Subsidiaries, except for such Claims or Orders set forth in the Filed Company SEC Reports or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

          (k) Compliance with Laws. The Company and its Subsidiaries hold all permits, licenses, variances, exemptions, authorizations, operating certificates, orders and approvals of all Governmental Entities (the "Company Permits"), that are required for them to own, lease or operate their assets and to carry on their businesses as presently conducted, except as set forth in the Filed Company SEC Reports or except where the failure to hold Company Permits would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. There has occurred no default under or violation of any such Company Permit, except as set forth in the Filed Company SEC Reports or except for such violations or defaults that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. The businesses of the Company and its Subsidiaries have not been and are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for such violations set forth in the Filed Company SEC Reports or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

          (l) Taxes. The Company and each of its Subsidiaries, and any consolidated, combined, unitary or aggregate group for tax purposes of which the Company or any of its

Subsidiaries is or has been a member, has timely filed all material Tax Returns (as defined below) required to be filed by it in the manner provided by law and has paid all Taxes (as defined below) shown thereon to be due. All assessments for Taxes due with respect to federal income Tax Returns of the Company and each of its Subsidiaries that have been examined by and settled with the United States Internal Revenue Service have been fully paid, adequately provided for or are being contested in good faith, except as set forth in the Filed Company SEC Reports or where the failure to be fully paid, adequately provided for, or contested would not reasonably be expected to have a Material Adverse Effect on the Company. For purposes of this Agreement, "Taxes" shall mean any taxes of any kind, including but not limited to those on or measured by or referred to as income, gross receipts, capital, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority, domestic or foreign. For purposes of this Agreement, "Tax Return" shall mean any return, report or statement required to be filed with any governmental authority with respect to Taxes, including any schedule or attachment thereto or amendment thereof.

          (m) Employee Benefits. (i) Section 3.1(m)(i) of the Company Disclosure Schedule sets forth a list of each material Benefit Plan of the Company or its Subsidiaries sponsored or maintained by the Company or its Subsidiaries, in which present or former employees of the Company or any of its Subsidiaries ("Company Employees") participate (collectively, the "Company Plans"), which list shall exclude (A) all Benefit Plans of the Company or its Subsidiaries in which Company Employees employed outside the United States participate and (B) any employment, termination or severance contracts or agreements, which individually or in the aggregate, would not result in liability that would be material to the Company. The Company has made available to Parent true and correct copies of (i) each Company Plan,
(ii) the most recent Forms 5500 filed with respect to each Company Plan,
(iii) the most recent actuarial valuations prepared with respect to each Company Plan and (iv) the most recent determination letter issued by the Internal Revenue Service with respect to each Company Plan. The Company Plans are in compliance in all respects with all applicable requirements of ERISA, the Code, and other applicable laws and have been administered in all respects in accordance with their terms and such laws, except where the failure to so comply or be administered would not reasonably be expected to have a Material Adverse Effect on the Company. Each Company Plan which is intended to be qualified within the meaning of Section 401 of the Code has received a favorable determination letter as to its qualification, and, to the knowledge of the Company, nothing has occurred that would reasonably be expected to cause the loss of such favorable determination.

          (ii) No Company Plan is a "multiemployer plan" (as defined in
Section 4001(a)(3) of ERISA) and neither the Company nor any ERISA Affiliate (defined as any corporation or trade or business (whether or not incorporated) which would be treated as a member of a controlled group including the Company under Section 4001(a)(14)) has sponsored or contributed to any "multiemployer plan". No event or condition has occurred in connection with which the Company or any of its ERISA Affiliates would be reasonably likely to be subject to any material liability, encumbrance or lien with respect to any Company Plan under ERISA, the Code or any other applicable law or under any agreement or arrangement pursuant to or under which the Company or any of its ERISA Affiliates are required to indemnify any person against such liability, where such liability, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company. Except as would not reasonably be expected to have a Material Adverse Effect on the Company, (i) there are no pending or, to the knowledge of the Company, threatened claims, suits, audits or investigations related to any Company Plan and (ii) no Company Plan provides post-retirement welfare benefits to any Company Employees other than as required by law.

          (iii) Except as would not be reasonably likely to result in material liability, the consummation of the transactions contemplated by this Agreement (alone or in connection with any subsequent event, including a termination of employment) will not (A) accelerate the vesting or payment of any economic benefit provided or made available to any Company Employees, (B) increase the amount of any economic benefit provided or made available to any Company Employees or (C) accelerate or increase the funding obligation of the Company or its Subsidiaries with respect to any Company Plan.

          (iv) Since September 30, 1998, there has not occurred any amendment to, or adoption of, any Company Benefit Plan that increases the obligations of the Company or its Subsidiaries or any granting by the Company or any Subsidiaries thereof to a current or former director or officer of any increase in compensation or bonus, except in the ordinary course of business consistent with past practice, as was required under then-existing employment agreements or as would not, individually or in the aggregate, be reasonably likely to result in an increase in liability to the Company or any of its Subsidiaries that would be material to the Company and its Subsidiaries, taken as a whole.

          (n) Environmental Matters. (i) Except as disclosed in the Filed Company SEC Reports or except where the failure to obtain or timely apply for Environmental Permits (as defined below) would not reasonably be expected to have a Material Adverse Effect on the Company, the Company and its Subsidiaries have obtained, or have timely applied for, all environmental, health and safety permits, licenses and governmental authorizations (collectively, "Environmental Permits") necessary under applicable Environmental Laws to conduct their business and operations as currently conducted.

          (ii) Except as would not reasonably be expected to have a Material Adverse Effect on the Company or except as disclosed in the Filed Company SEC Reports, the Company and its Subsidiaries are in compliance with all applicable Environmental Laws (as defined in Section 3.1(n)(vi)) and Environmental Permits, and neither the Company nor any of its Subsidiaries has received any written communication from any Person or Governmental Entity that alleges that the Company or any of its Subsidiaries is not in such compliance.

          (iii) Except as would not reasonably be expected to have a Material Adverse Effect on the Company or except as disclosed in the Filed Company SEC Reports, there are no Environmental Claims (as defined in
Section 3.1(n)) pending or, to the knowledge of the Company, threatened, against the Company or any of its Subsidiaries, in either case arising out of (A) any real property currently or formerly owned, leased or operated by the Company or any of its Subsidiaries or (B) any current or former operations of the Company or any of its Subsidiaries.

          (iv) Except as would not reasonably be expected to have a Material Adverse Effect on the Company, or except as disclosed in the Filed Company SEC Reports, neither the Company nor any of its Subsidiaries has retained, or assumed, either contractually or by operation of law, any liabilities of which the Company has knowledge arising under applicable Environmental Laws.

          (v) Except as disclosed in the Filed Company SEC Reports and except to the extent that the failure to be in compliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, the Company and its Subsidiaries are in compliance with all applicable Environmental Laws governing the investigation, remediation and monitoring of a facility at the time of its transfer, including the New Jersey Industrial Site Recovery Act and the Connecticut Transfer Act, to the extent required to consummate the transactions contemplated by this Agreement.

          (vi) (A) "Environmental Claims" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation (in each case in writing) by any Person or entity (including any Governmental Entity), alleging noncompliance, violation or potential liability (including potential responsibility or liability for costs of enforcement, investigation, cleanup, governmental response, removal or remediation, for natural resources damages, property damage, personal injuries or penalties or for contribution, indemnification, cost recovery, compensation or injunctive relief) arising out of, or related to (x) the presence, Release (as defined in Section 3.1(n)) or threatened Release of any Hazardous Materials at any location, whether or not owned or operated by the Company or any of its Subsidiaries or (y) circumstances forming the basis of any violation or alleged violation of, or liability under, any Environmental Law or Environmental Permit.

          (B) "Environmental Laws" means all foreign, federal, state and local laws, rules, regulations, orders, decrees, common law, judgments or binding agreements issued, promulgated or entered into by or with any Governmental Entity, relating to pollution, the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or protection of human health as it related to the environment, including laws and regulations relating to Releases or threatened Releases of Hazardous Materials, or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, transport, handling of or exposure to Hazardous Materials.

          (C) "Hazardous Materials" means (x) any petroleum or petroleum products, fractions or wastes, radioactive materials or wastes, friable asbestos and polychlorinated biphenyls; and (y) any other chemical, material, substance or waste the generation, manufacture, processing, distribution, possession, use, treatment, storage or Release of which is prohibited, limited or regulated under any applicable Environmental Law.

          (D) "Release" means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

          (o) Liabilities. Except for (i) liabilities (other than those incurred pursuant to contracts) incurred in the ordinary course of business consistent with past practice since January 31, 1998, (ii) liabilities under contracts incurred in the ordinary course of business consistent with past practice, (iii) liabilities arising from this Agreement and transaction expenses incurred in connection with this Agreement, (iv) liabilities which individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on the Company and (v) liabilities set forth on any balance sheet (including the notes thereto) included in the Filed Company SEC Reports, to the knowledge as of the date hereof of the Company neither the Company nor any of its Subsidiaries has any liabilities.

          (p) Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries, except Bear, Stearns & Co. Inc. (the "Financial Advisor"), whose fees and expenses will be paid by the Company in accordance with the Company's agreement with such firm previously provided to Parent.

          (q) Opinion of Financial Advisor. The Company has received the opinion of the Financial Advisor, dated the date of this Agreement, to the effect that, as of such date, the Merger Consideration is fair, from a financial point of view, to the holders of the Company Common Stock (the "Fairness Opinion").

          (r) Certain Agreements. (i) Except as disclosed in the Filed Company SEC Reports and, with respect to contracts entered into after January 31, 1998, except as would not reasonably be expected to have a Material Adverse Effect on the Company, as of the date hereof there are no contracts to which the Company or any of its Subsidiaries is a party or by which it is bound which are or would be required to be filed as an exhibit to the Company SEC Reports (any contracts so filed or required to be so filed collectively, the "Material Contracts"). Section 3.1(r)(i) of the Company Disclosure Schedule lists all contracts to which the Company or any of its Subsidiaries is a party or by which they are bound which contain provisions restricting or limiting the Company's or its affiliates' ability to compete or otherwise engage in specified lines of business, except those which would not reasonably be expected to have a Material Adverse Effect on Parent.

          (ii) To the knowledge as of the date hereof of the Company, the aggregate principal amount of indebtedness for borrowed money of the Company and its Subsidiaries (including any indebtedness for borrowed money under the Trade Receivables Master Trust Pooling and Servicing Agreement of the Company) outstanding as of the date hereof is approximately $674 million.

          (iii) Neither the Company nor any of its Subsidiaries is in default under any Material Contract, and there has not occurred any event that, with the giving of notice or the lapse of time or both, would constitute such a default by the Company or any of its Subsidiaries or, to the knowledge of the Company, a default thereunder by any other party thereto, except as set forth in the Filed Company SEC Reports or for such defaults as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

          (s) Intellectual Property. The Company and its Subsidiaries own, or are licensed or otherwise have the right to use, all United States and foreign issued patents, patent rights, patent applications, registered trademarks, trademark applications, registered service marks, service mark applications, trade names, copyrights, software and know-how (the "Intellectual Property") currently used by the Company and its Subsidiaries in their business, except where the failure to so own, license or otherwise have the right to use such Intellectual Property would not reasonably be expected to have a Material Adverse Effect on the Company. Except as would not reasonably be expected to have a Material Adverse Effect on the
Company:

          (i) the use of the Intellectual Property by the Company and its Subsidiaries does not interfere with, infringe upon, misappropriate or otherwise come into conflict with any patent, trademark, service mark, trade name, copyright, brand name, logo, symbol or other intellectual property or proprietary information of any other Person; and

          (ii) to the knowledge of the Company, no other Person is interfering with, infringing upon, misappropriating or otherwise coming into conflict with any Intellectual Property of the Company or any of its Subsidiaries.

          (t) Antitrust Matters. In connection with all pending or threatened antitrust and related investigations by Governmental Entities and purported class action lawsuits involving the Company and its Subsidiaries and the related resale pricing policies of all the branded wholesale divisions of the Company and its Subsidiaries (collectively, the "Antitrust Matters"), and subject in all respects to the terms of the Agreement Concerning the Disclosure of Materials Subject to the Attorney-Client Privilege, Work Product and Other Disclosures dated as of February 21, 1999 (the "Disclosure Agreement") between Parent, the Company and the respective legal counsel to Parent and the Company parties thereto, and the Company's rights generally to assert attorney client, work product or similar privilege, the Company has made available to Parent and/or its counsel certain information which is relevant to the Antitrust Matters. To the knowledge of the Company as of the date of this Agreement, there is no factual information which is relevant to the Antitrust Matters which has not been made available to Parent and/or its counsel, and there are no inaccuracies in the factual information which has so been made available to Parent and/or its counsel, which in each case, if considered in the context of the Antitrust Matters and the information that has so been made available to Parent and/or its counsel, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

          (u) Year 2000 Compliance. All computer software and other applicable technology used by the Company and/or any of its Subsidiaries is currently (or will in sufficient time so as to avoid causing a Material Adverse Effect on the Company be) designed to operate consistently after December 31, 1999 to accurately process, provide and receive date data (including calculating, comparing and sequencing) from, into and between the Twentieth and Twenty-First centuries, including the years 1999 and 2000, and making leap-year calculations, and is otherwise currently "Year 2000 compliant" (or will be "Year 2000 complaint" so as to avoid causing a Material Adverse Effect on the Company), except where the failure to operate consistently or be "Year 2000 compliant" would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or except as disclosed in the Filed Company SEC Reports.

          3.2 Representations and Warranties of Parent. Except as set forth in the Parent Disclosure Schedule delivered by Parent to the Company prior to the execution of this Agreement (the "Parent Disclosure Schedule") (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein and such other representations and warranties or covenants to the extent a matter in such section is disclosed in such a way as to make its relevance to the information called for by such other representation and warranty or covenant readily apparent), Parent represents and warrants to the Company as follows:

          (a) Organization, Standing and Power. Each of Parent and each of its Subsidiaries, including Merger Sub, is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failure so to qualify or to be in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. The copies of the articles of incorporation and by-laws of Parent which were previously furnished to the Company are true, complete and correct copies of such documents as in effect on the date of this Agreement. Merger Sub is a wholly-owned subsidiary of Parent.

          (b) Capital Structure. (i) The authorized capital stock of Parent consists of (A) 200,000,000 shares of Parent Common Stock of which 103,617,379 shares were outstanding as of February 26, 1999 and (B) 1,000,000 shares of preferred stock, par value $.01 per share, of which no shares were issued or outstanding as of February 26, 1999. As of February 26, 1999, 11,917,970 shares of Parent Common Stock were held by Parent in its treasury. Since February 26, 1999 to the date of this Agreement, there have been no issuances of shares of the capital stock of Parent or any other securities of Parent other than issuances of shares pursuant to options or rights outstanding, as of February 26, 1999, under the Benefit Plans (as defined in Section 8.11(a)) of Parent. All issued and outstanding shares of the capital stock of Parent are, and any shares of Parent Common Stock which may be issued upon the exercise of options when issued will be, duly authorized, validly issued, fully paid and nonassessable, and no class of capital stock is entitled to preemptive rights. There were outstanding as of February 26, 1999 no options, warrants or other rights to acquire capital stock from Parent other than options representing in the aggregate the right to purchase 10,841,609 shares of Parent Common Stock under Parent's 1991 Stock Option Plan and 1996 Stock Option Plan (collectively, the "Parent Stock Option Plans"). No options or warrants or other rights to acquire capital stock from Parent have been issued or granted since February 26, 1999 to the date of this Agreement.

          (ii) No bonds, debentures, notes or other indebtedness of Parent having the right to vote (whether currently or upon the occurrence of an event) on any matters on which stockholders of Parent or any of its Subsidiaries may vote ("Parent Voting Debt") are issued or outstanding or subject to issuance.

          (iii) Except as otherwise set forth in this Section 3.2(b) and as contemplated by Section 4.2, as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Parent or any of its Subsidiaries is a party or by which any of them is bound obligating Parent or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Parent or any of its Subsidiaries or obligating Parent or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Parent or any of its Subsidiaries.

          (c) Authority; No Conflicts. (i) Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and Parent has all requisite corporate power and authority to issue the shares of Parent Common Stock to be issued in the Merger (the "Share Issuance"). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes a valid and binding agreement of Parent and Merger Sub, enforceable against each of them in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally, by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

          (ii) The execution and delivery of this Agreement do not, and the consummation of the Merger and the other transactions contemplated hereby will not, conflict with, or result in a Violation pursuant to: (A) any provision of the certificate of incorporation or by-laws of Parent or the governing documents of any Subsidiary of Parent, or (B) except as would not reasonably be expected to have a Material Adverse Effect on Parent or to prevent or materially impede or delay the consummation of the transactions contemplated hereby and, subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or any Subsidiary of Parent or their respective properties or assets.

          (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent or any Subsidiary of Parent in connection with the execution and delivery of this Agreement by Parent or the consummation of the Merger and the other transactions contemplated hereby, except for the Required Consents and such consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to make or obtain would not reasonably be expected to have a Material Adverse Effect on Parent or to prevent or materially impede or delay the consummation of the transactions contemplated hereby.

          (d) Reports and Financial Statements. Parent has filed all required reports, schedules, forms, statements and other documents required to be filed by it with the SEC since January 1, 1997 (collectively, including all exhibits thereto, the "Parent SEC Reports"). No Subsidiary of Parent is required to file any form, report or other document with the SEC. None of the Parent SEC Reports filed prior to the date of this Agreement (as of their respective dates or, if amended or superseded by a filing prior to the date of this Agreement, then instead, as of the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes) included in the Parent SEC Reports presents fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of Parent and its Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with (and prepared in all material respects in accordance with) U.S. GAAP consistently applied during the periods involved except as otherwise noted therein, and subject, in the case of the unaudited interim financial statements, to normal and recurring year-end adjustments which are not expected to be material. All of such Parent SEC Reports, as of their respective dates (and as of the date of any amendment to the respective Parent SEC

Report), complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

          (e) Information Supplied. (i) None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in (A) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (B) the Proxy Statement/Prospectus will, on the date it is first mailed to stockholders of the Company or at the time of the Company Stockholders Meeting, (x) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading or (y) be false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. The Form S-4 and the Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act.

          (ii) Notwithstanding the foregoing provisions of this Section 3.2(e), no representation or warranty is made by Parent with respect to statements made or incorporated by reference in the Form S-4 or the Proxy Statement/Prospectus based on information supplied by the Company for inclusion or incorporation by reference therein.

          (f) Vote Required. No vote of holders of any shares of any class or series of the capital stock of Parent is necessary to approve the Share Issuance, this Agreement or the Merger.

          (g) Absence of Certain Changes or Events. Except as set forth in the Parent SEC Reports filed and publicly available prior to the date of this Agreement (the "Filed Parent SEC Reports"), (i) since September 30, 1998 and prior to the date hereof, Parent has conducted its business in all material respects in the ordinary course of business consistent with past practice and (ii) since September 30, 1998, there has not been any Material Adverse Effect on Parent or, to the knowledge of Parent, any change, event, circumstance or effect that would, in the reasonably foreseeable future, have a Material Adverse Effect on Parent.

          (h) Litigation. There are no Claims pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries, or any properties or rights of Parent or any of its Subsidiaries, before any Governmental Entity nor is there any Order outstanding against Parent or any of its Subsidiaries, except for such Claims or Orders set forth in the Filed Parent SEC Reports or as would not, individually or in the aggregate reasonably be expected to have a Material Adverse Effect on Parent.

          (i) Compliance with Laws. The businesses of Parent and its Subsidiaries have not been and are not being conducted in violation of any law, ordinance or regulation of any

Governmental Entity, except for violations set forth in the Filed Parent SEC Reports or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

          (j) Taxes. Parent and each of its Subsidiaries, and any consolidated, combined, unitary or aggregate group for tax purposes of which Parent or any of its Subsidiaries is or has been a member, has timely filed all material Tax Returns required to be filed by it in the manner provided by law and has paid all Taxes shown thereon to be due.

          (k) Employee Benefits. (i) "Parent Plans" means each material "employee benefit plan" (within the meaning of Section 3(3) of ERISA), severance, change in control or employment plan, program or agreement, and vacation, incentive, bonus, stock option, stock purchase, and restricted stock plan, program or policy sponsored or maintained by the Parent, in which present or former employees of the Parent or any of its Subsidiaries ("Parent Employees") participate. The Parent Plans are in compliance in all material respects with all applicable requirements of ERISA, the Code, and other applicable laws and have been administered in all respects in accordance with their terms and such laws, in each case except where the failure to so comply or be administered would not reasonably be expected to have a Material Adverse Effect on Parent.

          (ii) No event or condition has occurred, to the knowledge of Parent, in connection with which Parent or any of its ERISA Affiliates would be reasonably likely to be subject to any liability, encumbrance or lien with respect to any Parent Plan under ERISA, the Code or any other applicable law or under any agreement or arrangement pursuant to or under which Parent or any of its ERISA Affiliates are required to indemnify any person against such liability where such liability, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Parent. There are no pending or, to the knowledge of Parent, threatened claims, suits, audits or investigations related to any Parent Plan, except for such claims, suits, audits or investigations which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

          (l) Liabilities. Except for (i) liabilities (other than those incurred pursuant to contracts) incurred in the ordinary course of business consistent with past practice since December 31, 1997, (ii) liabilities under contracts incurred in the ordinary course of business consistent with past practice, (iii) liabilities arising from this Agreement and transaction expenses incurred in connection with this Agreement, (iv) liabilities which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent and (v) liabilities set forth on any balance sheet (including the notes thereto) included in the Filed Parent SEC Reports, to the knowledge as of the date hereof of Parent, neither Parent nor any of its Subsidiaries has any liabilities.

          (m) Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub, except Palladin Capital Group, Inc., whose fees and expenses will be paid by Parent in accordance with Parent's agreement with such firm based upon arrangements made by or on behalf of Parent and previously disclosed to the Company.

          (n) No Business Activities. Merger Sub has not conducted any activities other than in connection with the organization of Merger Sub, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby. Merger Sub has no Subsidiaries.

          (o) Financing. Parent (i) has, as of the date hereof, financing commitments for sufficient funds to pay the Merger Consideration and any other payments required to be made pursuant to Article II at the Effective Time or (ii) shall have, at the Effective Time, sufficient funds available to pay the Merger Consideration and any other payments required to be made pursuant to Article II.


                                 ARTICLE IV

                 COVENANTS RELATING TO CONDUCT OF BUSINESS

          4.1 Covenants of the Company. During the period from the date of this Agreement and continuing until the Effective Time, the Company agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement (other than, except as set forth in clause (a) below, Section 5.3) or as set forth on the Company Disclosure Schedule or to the extent that Parent shall otherwise consent in writing, which consent shall not be withheld or delayed unless Parent determines in good faith that such action would be detrimental in any material respect to Parent or the Company following the consummation of the Merger):

          (a) Ordinary Course. (i) Except as contemplated by and consistent with Section 5.3 the Company shall, and shall cause each of its Subsidiaries to, carry on its business in the usual, regular and ordinary course (including with respect to promotional sales or discounting activities , receivables collections, payables activities and inventory stocking and management) in all material respects, in substantially the same manner as heretofore conducted, and shall use its reasonable best efforts to preserve intact its present lines of business, maintain its rights and franchises and preserve its relationships with customers, suppliers and others having business dealings with them to the end that their ongoing businesses shall not be impaired in any material respect at the Effective Time; provided that in no event shall the Company or any of its Subsidiaries take any action outside the ordinary course of business consistent with past practice pursuant to Section 5.3 which would, individually or in the aggregate, reasonably be expected to materially diminish the value of the transaction contemplated hereby to Parent and its Subsidiaries.

          (ii) The Company shall not, and shall not permit any of its Subsidiaries to, (A) enter into any new material line of business or (B) incur or commit to any capital expenditures other than capital expenditures incurred or committed to in the ordinary course of business consistent with past practice and which, together with all such expenditures incurred or committed to during any fiscal year, are not in excess of the respective amounts by category or in the aggregate set forth in the Company's 1999 capital expenditure budget, a true and complete copy of which has been previously provided to Parent.

          (b) Dividends; Changes in Share Capital. The Company shall not, and shall not permit any of its Subsidiaries to, and shall not propose to,
(i) declare, set aside or pay any dividends on or make any other distributions in respect of any of its capital stock, except dividends by wholly owned Subsidiaries of the Company to its parent or joint venture entities in which the Company holds an equity interest, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for any such transaction by a wholly owned Subsidiary of the Company which remains a wholly owned Subsidiary after consummation of such transaction, (iii) purchase, repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock except for the purchase from time to time by the Company of Company Common Stock (and the associated Rights) in the ordinary course of business consistent with past practice (including with respect to amount and timing) in connection with the Company Plans or (iv) take any other action having the effects set forth in clause (i), (ii) or (iii) above.

          (c) Issuance of Securities. The Company shall not, and shall not permit any of its Subsidiaries to, issue, deliver, sell , pledge, dispose of, encumber or grant any Lien on, or authorize or propose the issuance, delivery, sale, pledge, disposition of, encumbrance or grant of any Lien on, any shares of the capital stock of any class of the Company or any of its Subsidiaries, any Company Voting Debt or other voting securities or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such securities or Company Voting Debt or voting securities or any other ownership interest (or interest the value of which is derived by reference to any of the foregoing), or enter into any agreement with respect to any of the foregoing, other than (i) the issuance of Company Common Stock (and the associated Rights) upon the exercise of stock options outstanding on the date hereof in accordance with their present terms, (ii) issuances by a wholly owned Subsidiary of the Company of capital stock to such Subsidiary's parent, (iii) issuances in accordance with the Rights Agreement, or (iv) issuances of Company Common Stock (and the associated Rights) upon the conversion of the Convertible Notes.

          (d) Governing Documents. Except to the extent required to comply with their respective obligations hereunder, required by law or required by the rules and regulations of the

NYSE, the Company and its Subsidiaries shall not amend, in the case of Subsidiaries, in any material respect, or propose to amend their respective certificates of incorporation, by-laws or other governing documents.

          (e) No Acquisitions. The Company shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets (other than the acquisition of assets which, taken together, do not constitute a business and which are of the type currently used in the operations of the business of the Company and its Subsidiaries in the ordinary course of business consistent with past practice); provided, however, that the foregoing shall not prohibit the creation of new Subsidiaries of the Company organized to conduct or continue activities otherwise permitted by this Agreement. Notwithstanding anything to the contrary in Section 4.1(a), any acquisition transaction not prohibited by this paragraph (e) shall not be deemed to violate the provisions of Section 4.1(a).

          (f) No Dispositions. Other than (i) dispositions required to be made pursuant to an agreement or contract to which the Company or any Subsidiary is a party or by which it is bound as of the date of this Agreement and (ii) dispositions of inventory and excess or obsolete assets in the ordinary course of the business consistent with past practice, the Company shall not, and shall not permit any Subsidiary of the Company to, sell, lease, encumber, license or otherwise dispose of, or agree to sell, lease, encumber, license or otherwise dispose of, any of its assets. Notwithstanding anything to the contrary in Section 4.1(a), any disposition transaction not prohibited by this paragraph (f) shall not be deemed to violate the provisions of Section 4.1(a).

          (g) Investments; Indebtedness. The Company shall not, and shall not permit any of its Subsidiaries to, (i) make any loans, advances or capital contributions to, or investments in (other than acquisitions permitted by Section 4.1(e)(i)), any other Person, other than (x) by the Company or a Subsidiary of the Company to or in the Company or any direct or indirect wholly owned Subsidiary of the Company or (y) pursuant to and in accordance with the terms of any contract or other legal obligation of the Company or any of its Subsidiaries existing at the date of this Agreement or (z) in the ordinary course of business consistent with past practice in an aggregate amount not in excess of $5 million or (ii) create, incur, assume or suffer to exist any indebtedness, issuances of debt securities, guarantees, loans, advances or other non-equity securities not in existence as of the date of this Agreement except (x) pursuant to the credit facilities, indentures and other arrangements in existence on the date of this Agreement, (y) for short-term borrowings (1) in the ordinary course of business consistent with past practice or (2) the proceeds of which are used to refund existing or maturing indebtedness or fund any acquisition transaction permitted by Section 4.1(e) or (z) intercompany indebtedness between the Company and any of its wholly owned Subsidiaries or between such wholly owned Subsidiaries.

          (h) Accounting Methods; Income Tax Elections. Except as disclosed in the Filed Company SEC Reports, or as required by a Governmental Entity, the Company shall not change its methods of accounting except as required by changes in U.S. GAAP as concurred in by the Company's independent accountants. The Company shall not (i) change its fiscal year or (ii) make any material Tax election, other than in the ordinary course of business consistent with past practice.

          (i) Company Rights Agreement. Except as provided in Section 5.8, the Company shall not (i) amend, modify or waive any provision of the Rights Agreement or (ii) take any action to redeem the Rights or render the Rights inapplicable to any transaction.

          (j) Compensation. (i) The Company shall not, nor shall it permit any of its Subsidiaries to, materially increase the amount of compensation or benefits of any director, officer or employee except in the ordinary course of business consistent with past practice or as required by an agreement existing on the date hereof, provided that with respect to officers, such increases shall not exceed 5% of the current compensation of any such officer and such increases shall not be made without consultation with Parent, (ii) materially increase or commit or agree to materially increase any employee benefits, (iii) issue any additional Company Options,
(iv) adopt or make any commitment to adopt any additional employee benefit plan or (v) make or agree to make any contribution, other than regularly scheduled contributions, to any Company Plan, except, in each case, as required by law.

          (k) Claims. The Company shall not, nor shall it permit any of its Subsidiaries to, (i) pay, discharge or satisfy any material claims (including claims of stockholders), liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of liabilities or obligations in the ordinary course of business consistent with past practice or as required by their terms as in effect on the date hereof, (ii) waive, release, grant or transfer any rights of material value outside the ordinary course of business consistent with past practice or (iii) settle or compromise any material litigation (whether or not commenced prior to the date of this Agreement); provided, however, that the Company and its Subsidiaries may enter into settlements or compromises of material litigation not involving any obligation of the Company other than the payment of money if the relevant litigation has been the subject of a reserve and the amount paid or to be paid in settlement or compromise does not exceed such reserve.

          (l) Other Actions. The Company shall not, nor shall it permit any of its Subsidiaries to, take any action with knowledge that such action would reasonably be expected to result in any of the conditions contained in Section 6.2(a) not being satisfied.

          (m) No General Authorization. The Company shall not, nor shall it permit any of its Subsidiaries to, authorize any of, or commit, resolve or agree to take any of, the actions prohibited by paragraphs (a) through (l) of this Section 4.1.

          4.2 Covenants of Parent. During the period from the date of this Agreement and continuing until the Effective Time, Parent agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement or as otherwise indicated on the Parent Disclosure Schedule or to the extent that the Company shall otherwise consent in writing, which consent shall not be withheld or delayed unless the Company determines in good faith that such action would be detrimental in any material respect to the Company or its stockholders following the consummation of the Merger):

          (a) Conduct of Business. Parent shall, to the extent consistent with Parent's reasonable commercial judgment and to the extent material, use its reasonable best efforts to preserve intact its and its Subsidiaries' current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers, licensors, licensees, advertisers, distributors and others having business dealings with them to the end that their goodwill and ongoing businesses shall be materially unimpaired at the Effective Time of the Merger.

          (b) Dividends; Changes in Share Capital. Parent shall not, and shall not permit any of its Subsidiaries to, and shall not propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except dividends by wholly owned Subsidiaries of Parent, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for any such transaction by a wholly owned Subsidiary of Parent which remains a wholly owned Subsidiary after consummation of such transaction, or (iii) acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock through a self-tender offer.

          (c) Liquidation. Parent shall not, without the prior written consent of the Company, adopt a plan of complete or partial liquidation with respect to Parent or resolutions providing for or authorizing such a liquidation or a dissolution.

          (d) Governing Documents. Except to the extent required to comply with their respective obligations hereunder, required by law or required by the rules and regulations of the NYSE, Parent and its material Subsidiaries shall not amend, in the case of Subsidiaries, in any material respect, or propose to amend their respective certificates of incorporation, by-laws or other governing documents in such a manner as would cause holders of Parent Common Stock that receive Parent Common Stock pursuant to the Merger to be treated differently than other holders of Parent Common Stock.

          (e) No Acquisitions. Parent shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets that would, individually or in the aggregate, reasonably be expected to (i) prevent or materially delay the consummation of the transactions contemplated hereby, or (ii) fundamentally change the character of the business of Parent and its Subsidiaries, taken as a whole.

          (f) Other Actions. Parent shall not, nor shall it permit any of its Subsidiaries to, take any action with knowledge that such action would reasonably be expected to result in any of the conditions contained in
Section 6.3(a) not being satisfied.

          (g) No General Authorization. Parent shall not, nor shall it permit any of its Subsidiaries to, authorize any of, or commit, resolve or agree to take any of, the actions prohibited by paragraphs (a) through (f) of this Section 4.2.

Notwithstanding anything set forth in this Agreement to the contrary, during the 15 consecutive NYSE trading days immediately preceding the second NYSE trading day prior to the date on which the Effective Time occurs, Parent shall not (i) acquire any Parent Common Stock in the open market, (ii) sell (or announce any intention to sell) any shares of Parent Common Stock, (iii) take any other action prohibited under Regulation M promulgated under the Securities Act, or (iv) except as required by applicable law or by obligations pursuant to any listing agreement with or rules of any securities exchange, make any announcement outside the ordinary course of business which would reasonably be expected to have the effect of resulting in a change in the sales prices of the Parent Common Stock.

          4.3 Advice of Changes; Governmental Filings. Each party shall (a) confer on a regular and frequent basis with the other and (b) report (to the extent (i) not prohibited by law or regulation or (ii) any privilege would not be waived or otherwise lost as a result of such action) on operational matters. The Company and Parent shall file all reports required to be filed by each of them with the SEC (and all other Governmental Entities) between the date of this Agreement and the Effective Time and shall (to the extent (i) not prohibited by law or regulation or (ii) any privilege would not be waived or otherwise lost as a result of such action) deliver to the other party copies of all such reports, announcements and publications promptly after the same are filed. Subject to applicable laws relating to the exchange of information, each of the Company and Parent shall have the right to review in advance, and will consult with the other with respect to, all the information relating to the other party and each of their respective Subsidiaries, which appears in any filings, announcements or publications made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable.

          4.4 Specified Matters. The Company shall, and shall cause its Subsidiaries to, afford to Parent and its Representatives reasonable full access to any information (regardless of the form thereof and regardless of whether such information is held by the Company or any of its Subsidiaries or any of their Representatives) which materially relates to the Specified Matters (as defined below) (and, upon request of Parent, all information reasonably available which relates to the Specified Matters), including access to any officers or employees who would reasonably be expected to have access to or knowledge of any such information, and will reasonably fully consult Parent and keep Parent reasonably fully informed (in each case on a reasonably prompt basis) as to all material events and developments which, to the knowledge of the Company, materially relate to Specified Matters, and the Company shall, and shall cause its Subsidiaries and counsel to, provide Parent and its counsel with as full an opportunity as practicable to share its views on material actions with respect to the Specified Matters to be taken by the Company or its Subsidiaries or their counsel, to the fullest extent practicable prior to the time such actions are taken, provided, however, that the foregoing obligations and all such information shall be subject in all respects to the terms of the Disclosure Agreement and the Company's right generally to assert attorney client, work product or similar privilege, it being understood that the Company will use its reasonable best efforts to achieve a result in which such obligations may be followed and such information provided without causing any such privilege, whether under the Disclosure Agreement or otherwise, to be waived, and in any event, the Company shall provide to Parent, and update on a reasonably prompt basis, a "privilege log" listing all information as to which access is not permitted by reason of the assertion by the Company of any of the foregoing privileges. As used in this Agreement, the term "Specified Matters" means the Antitrust Matters, and any future investigations, claims, actions, proceedings, or lawsuits relating to or based upon the same or similar facts or circumstances as are alleged in, or form the basis for, the Antitrust Matters.

          4.5 Notification of Certain Matters. Parent shall give reasonably prompt notice to the Company, and the Company shall give reasonably prompt notice to Parent, if Parent, on the one hand, or the Company, on the other hand, has knowledge of any of its respective material representations or warranties becoming untrue or incorrect or any of its respective material covenants having been breached where such untruth or incorrectness or such breach (without regard to any cure thereof that cannot be made prior to the time that such party is required to give notice hereunder) would result in the condition set forth in Section 6.3(a) or (b) (in the case of notice by Parent to the Company by Parent) or Section 6.2(a) or (b) (in the case of notice by the Company to Parent) failing to be satisfied.


                                 ARTICLE V

                           ADDITIONAL AGREEMENTS

          5.1 Preparation of Form S-4 and Proxy Statement/Prospectus; Company Stockholders Meeting. (a) As promptly as practicable following the date hereof, Parent and Company shall prepare and file with the SEC preliminary proxy materials which shall constitute the Proxy Statement/Prospectus (such proxy statement/prospectus, and any amendments or supplements thereto, the "Proxy Statement/Prospectus") and Parent shall prepare and file with the SEC a registration statement on Form S-4 with respect to the issuance of Parent Common Stock in the Merger (the "Form S-4"). The Proxy Statement/Prospectus will be included in the

Form S-4 as Parent's prospectus. The Form S-4 and the Proxy Statement/Prospectus shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act. Each of Parent and the Company shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after filing with the SEC and to keep the Form S-4 effective as long as is necessary to consummate the Merger. Parent and the Company shall, as promptly as practicable after receipt thereof, provide copies of any written comments received from the SEC with respect to the Proxy Statement/ Prospectus to the other party and advise the other party of any oral comments with respect to the Proxy Statement/Prospectus received from the SEC. The Company shall use its reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed to the Company's stockholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process) required to be taken under any applicable state securities laws in connection with the Share Issuance and the Company shall furnish all information concerning the Company and the holders of Company Common Stock as may be reasonably requested in connection with any such action. Each of the Company and Parent will inform the other party, promptly after it receives notice thereof, of any request by the SEC for the amendment of the Form S-4 or the Proxy Statement/Prospectus, as the case may be, or requests by the SEC for additional information. If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective affiliates, officers or directors, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to any of the Form S-4 or the Proxy Statement/Prospectus, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of the Company. Parent agrees that none of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Proxy Statement/Prospectus and each amendment or supplement thereto, at the time of mailing thereof and at the time of the Company Stockholders Meeting, will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading or be false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders Meeting which has become false or misleading. The Company agrees that none of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement/Prospectus and each amendment or supplement thereto, at the time of mailing thereof and at the time of the Company Stockholders Meeting, will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading or be false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders Meeting which has become false or misleading. For purposes of the foregoing, it is understood and agreed that information concerning or related to Parent will be deemed to have been supplied by Parent and information concerning or related to the Company and the Company Stockholders Meeting shall be deemed to have been supplied by the Company. Each of the Company and Parent will provide Parent or the Company, respectively, with a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Statement/Prospectus and the Form S-4, respectively, prior to filing such with the SEC, and will provide the other party with a reasonable number of copies of all such filings made with the SEC. No amendment or supplement to the information supplied by Parent or the Company for inclusion in the Proxy Statement/Prospectus shall be made without the approval of Parent or the Company, which approval shall not be unreasonably withheld or delayed.

          (b) The Company shall, as promptly as practicable following the execution of this Agreement, duly call, give notice of, convene and hold a meeting of its stockholders (the "Company Stockholders Meeting") for the purpose of obtaining the Required Company Vote with respect to the adoption of this Agreement (provided that it is understood that it is the intention of the Company that the Company Stockholder Meeting will, to the extent reasonably practicable, be scheduled such that it shall occur reasonably proximate to the Effective Time), and shall take all lawful action to solicit the adoption of this Agreement by the Required Company Vote, and subject to Section 5.4 and without limiting its rights under Section 7.1(f), the Board of Directors of the Company shall recommend adoption of this Agreement by the stockholders of the Company. Without limiting the generality of the foregoing and without limiting its rights pursuant to Sections 5.4 and 7.1(f), the Company agrees that its obligations pursuant to the first sentence of this Section 5.1(b) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal (as defined in Section 5.4(b)).

          5.2 Access to Information. Upon reasonable notice, each party hereto shall (and shall cause its Subsidiaries to) afford to the officers, employees, accountants, counsel, financial advisors and other representatives (collectively, the "Representatives") of the other party reasonable access during normal business hours, during the period prior to the Effective Time, to all its properties, books, contracts, officers, employees, commitments and records and, during such period, each party hereto shall (and shall cause its Subsidiaries to) furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed, published, announced or received by it during such period pursuant to the requirements of Federal or state securities laws, as applicable, and (b) all other information concerning its business, properties and personnel as such other party may reasonably request; provided, however, that each party may restrict the foregoing access or disclosure to the extent that (i) such access or disclosure would contravene any law, treaty, rule or regulation of any Governmental

Entity applicable to the Company or (ii) providing such access would result in the Company waiving or otherwise losing any privilege with respect to any such information. The parties hereto will hold, and will use their best efforts to cause their respective Representatives to hold, any such information which is non-public in confidence to the extent required by, and in accordance with, the provisions of the letter dated November 12, 1998 between the Company and Parent (the "Confidentiality Agreement"). Any investigation by Parent or the Company shall not affect the representations and warranties of the Company or Parent, as the case may be.

          5.3 Reasonable Best Efforts. (a) Subject to the terms and conditions of this Agreement, each party hereto will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the Merger and the other transactions contemplated by this Agreement as soon as practicable after the date hereof. In furtherance and not in limitation of the foregoing, each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to otherwise use its reasonable best efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

          (b) Each of Parent and the Company shall, in connection with the efforts referenced in this Section 5.3 to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other Regulatory Law (as defined below), use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) promptly inform the other party of any communication received by such party from, or given by such party to, the Antitrust Division of the Department of Justice (the "DOJ"), the Federal Trade Commission (the "FTC") or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, and (iii) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the DOJ or any such other Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the DOJ or such other applicable Governmental Entity or other Person, give the other party the opportunity to attend and participate in such meetings and conferences. For purposes of this Agreement, "Regulatory Law" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

          (c) In furtherance and not in limitation of the covenants of the parties contained in this Section 5.3, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Regulatory Law, each of Parent and the Company shall reasonably cooperate in all respects with each other and use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.3 shall limit a party's right to terminate this Agreement pursuant to Section 7.1(b) or 7.1(c) so long as such party has up to then complied in all material respects with its obligations under this Section 5.3.

          (d) If any objections are asserted with respect to the transactions contemplated hereby under any Regulatory Law or if any suit is instituted by any Governmental Entity (including any foreign governmental entity) or any private party challenging any of the transactions contemplated hereby as violative of any Regulatory Law, each of Parent and the Company shall use its reasonable best efforts to resolve (through litigation, settlement or otherwise as Parent shall reasonably determine) any such objections or challenge as such Governmental Entity or private party may have to such transactions under such Regulatory Law so as to permit consummation of the transactions contemplated by this Agreement.

          (e) Each of Parent, Merger Sub and the Company shall use its reasonable best efforts to (i) cause the Merger to qualify, and will not (both before and after consummation of the Merger) take any actions which to its knowledge would reasonably be expected to prevent, the Merger from qualifying, as a reorganization under the provisions of Section 368 of the Code and (ii) obtain the opinions of counsel referred to in Sections 6.2(c) and 6.3(c).

          (f) Each party hereto will consult with, and use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable (including using its reasonable best efforts to provide all appropriate and necessary assistance to the other party) with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable in order to consummate the transactions contemplated by this Agreement and each party will keep the other party apprised of the status of matters relating to completion of the transactions contemplated hereby.

          (g) Nothing in this Section 5.3 shall require any of Parent and its Subsidiaries or the Company and its Subsidiaries to sell, hold separate or otherwise dispose of or conduct their business in a specified manner, or permit the sale, holding separate or other disposition of, any assets of Parent or its Subsidiaries or the Company and its Subsidiaries or the conduct of their business in a specified manner, or agree to payments or modifications to contractual arrangements, whether as a condition to obtaining any approval from a Governmental Entity or any permits, consents, approvals or authorization of any other Person or for any other reason, if such sale, holding separate or other disposition or the conduct of their business in a specified manner or agreement or modification would reasonably be expected to materially diminish the value of the transactions contemplated hereby to Parent and its Subsidiaries.

          5.4 Acquisition Proposals. (a) The Company agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall direct and use its best efforts to cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, initiate, solicit or knowingly encourage any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving, or any purchase or sale of all or any significant portion of the assets (other than dispositions of assets in connection with any transaction permitted under Section 4.1(f)) or 20% or more of the equity securities of, it or any of it Subsidiaries (any such proposal or offer (other than a proposal or offer made by Parent or an affiliate thereof) being hereinafter referred to as an "Acquisition Proposal"). The Company further agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall direct and use its best efforts to cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, (i) have any discussion with or provide any confidential information or data to any Person relating to an Acquisition Proposal or (ii) engage in any negotiations concerning an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal or (iii) accept an Acquisition Proposal, or execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other material agreement (other than a confidentiality agreement referred to below) relating to any Acquisition Proposal or propose, agree or resolve to do any of the foregoing. Notwithstanding the foregoing, the Company or its Board of Directors shall be permitted to (A) to the extent applicable, comply with Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act with regard to an Acquisition Proposal (provided that the Board of Directors of the Company shall not withdraw or modify in any adverse manner its approval or recommendation of this Agreement or the Merger except as set forth below), (B) in response to an unsolicited bona fide written Acquisition Proposal by any Person, recommend such an unsolicited bona fide written Acquisition Proposal to the stockholders of the Company, or withdraw or modify in any adverse manner its approval or recommendation of this Agreement or (C) engage in any discussions or negotiations with, or provide any information to, any Person in response to an unsolicited bona fide written Acquisition Proposal by such Person, if and only to the extent that, in any such case as is referred to in clause (B) or (C), (i) the Company Stockholders Meeting shall not have occurred, (ii) the Board of Directors of the Company concludes in good faith that such Acquisition Proposal (x) in the case of clause (B) above constitutes a Superior Proposal or (y) in the case of clause (C) above would reasonably be expected to result in a Superior Proposal, (iii) prior to providing any information or data to any Person in connection with an Acquisition Proposal by any such Person, the Company Board of

Directors receives from such Person an executed confidentiality agreement on terms substantially similar to those contained in the Confidentiality Agreement (except for such changes as are necessary in order to permit the Company to comply with its obligations under this Agreement) and (iv) prior to providing any information or data to any Person or entering into discussions or negotiations with any Person, the Board of Directors of the Company notifies Parent promptly of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, the Company or any of its representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of such inquiries, proposals or offers. The Company agrees that it will keep Parent informed, on a reasonably current basis, of the status and terms of any such proposals or offers or any other Acquisition Proposal or inquiry or communication with respect to or which would reasonably be expected to lead to an Acquisition Proposal (including any material change to the details of any such terms) and the status of any such material discussions or negotiations. The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. The Company agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence of this
Section 5.4 of the obligations undertaken in this Section 5.4. Nothing in this Section 5.4 shall (x) permit the Company to terminate this Agreement (except as specifically provided in Article VII hereof) or (y) affect any other obligation of the Company under this Agreement.

          (b) The term "Superior Proposal" means any bona fide written offer not solicited by or on behalf of the Company or any Subsidiary thereof made by a third party to consummate an Acquisition Proposal which would result in such third party (including its affiliates and/or stockholders) owning, directly or indirectly, shares of Company Common Stock representing more than 50% of the voting interests and the equity interests in the Company then outstanding or more than 50% of the assets of the Company and its Subsidiaries, taken together (including through a merger of such third party (including its affiliates) and the Company), which the Board of Directors of the Company determines in good faith is more favorable to the Company's stockholders (in their capacities as stockholders), from a financial point of view than the transactions contemplated by this Agreement (taking into account any changes to the terms of this Agreement proposed by Parent in response to such offer or otherwise) and is reasonably capable of being completed.

          5.5 Employee Benefits Matters. (a) As of the Closing Date, the Surviving Corporation shall assume and perform in accordance with its terms, including any reserved right to amend or terminate, each Company Plan (including any indemnification agreements existing on the date hereof); provided, however, that for a period commencing on the Closing Date and ending eight months after the Closing Date, Parent shall, or shall cause the Surviving Corporation to, maintain the Company Plans as in effect immediately prior to the Effective Time (other than such changes as are required by applicable law) or provide benefits that are no less favorable, in the aggregate, than the benefits provided to the Company Employees by the Company prior to the Effective Time. For a period of at least 24 months thereafter, Parent shall, or shall cause the Surviving Corporation to, provide the Company Employees with benefits that are substantially similar or no less favorable in the aggregate than the benefits provided to similarly situated employees of Parent.

          (b) Parent will, or will cause the Surviving Corporation to: (A) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Company Employees under any welfare plan that such employees may be eligible to participate in after the Effective Time; (B) provide each Company Employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Effective Time; and (C) provide each Company Employee with credit for all purposes for all service with the Company and its affiliates under each employee benefit plan, program, or arrangement of the Parent or its affiliates in which such employees are eligible to participate to the extent such service was credited for similar purposes under similar plans of the Company or its Subsidiaries; provided, however, that in no event shall the Company Employees be entitled to any credit to the extent that it would result in a duplication of benefits with respect to the same period of service.

          (c) With respect to any officer or employee who is covered by a severance policy or plan separate from the standard severance policy for the Company Employees and set forth in Section 5.5 of the Company Disclosure Schedule, Parent shall maintain or cause to be maintained such separate policy or plan as in effect as of the date hereof, and as to all other officers and employees, Parent shall maintain or cause to be maintained the Company's standard severance plans or policies (as set forth in Section 3.1(m) of the Company Disclosure Schedules), as in effect as of the date hereof and previously disclosed in writing to Parent, in each case for a period of at least 12 months from the Effective Time, whether or not such plans or policies would by their terms otherwise expire prior to the end of such 12 month period. Parent shall honor or cause to be honored all employment, severance, and change in control agreements with the Company's directors, officers and employees and, with respect to any such agreements which by their terms would expire prior to the first anniversary of the Effective Time, shall, or shall cause, such agreements to be continued for at least 12 months after the Effective Time.

          (d) With respect to the split-dollar life insurance policies (set forth in Section 3.1(m)(i) of the Company Disclosure Schedule) with respect to those persons who have elected coverage thereunder as of the date hereof, the Surviving Corporation shall continue to pay, or cause to continue to be paid, the "employer paid" portion of premiums due with respect to such policies, and shall continue to pay such premiums until the earlier of the second year following the Effective Time or the date on which the cash surrender value of such policies exceeds the paid-in premiums. In addition, the Surviving Corporation shall cause all Company Employees on whose lives such policies are written to be indemnified from any claims for premium payments that may arise in connection with any termination of employment by the Surviving Corporation without cause, up to the amounts otherwise payable pursuant to the preceding sentence.

          (e) With respect to the Company's Supplemental Executive Retirement Plan (the "SERP") (set forth in Section 3.1(m)(i) of the Company Disclosure Schedule), after the Effective Time, the Surviving Corporation shall permit the participants therein to elect to receive the present value of their payments otherwise provided under to the terms of the SERP. Upon the Surviving Corporation's receipt of notice by a participant of his or her election to receive his or her SERP payment, the Surviving Corporation shall, as soon as practicable thereafter, make payment thereof.

          5.6 Fees and Expenses. Whether or not the Merger is consummated, all Expenses (as defined below) shall be paid by the party incurring such Expenses, except that (a) if the Merger is consummated, the Surviving Corporation shall pay, or cause to be paid, any and all property or transfer taxes imposed on the Company or its Subsidiaries and any real property transfer tax imposed on any holder of shares of capital stock of the Company resulting from the Merger, (b) Expenses incurred in connection with the filing, printing and mailing of the Form S- 4 and the Proxy Statement/Prospectus (including the SEC filing fees) and the fees required to be paid in connection with the HSR Act, which shall be shared equally by Parent and the Company and (c) as provided in Section 7.2. As used in this Agreement, "Expenses" includes all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, commercial bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution, financing and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Form S-4 and Proxy Statement/Prospectus and the solicitation of stockholder approvals and all other matters related to the transactions contemplated hereby.

          5.7 Directors' and Officers' Insurance. Parent shall cause the Surviving Corporation to and the Surviving Corporation shall (i) include and maintain in effect in its certificate of incorporation and by-laws, the same provisions regarding elimination of liability of directors and indemnification of and advancement of expenses to officers, directors, employees and other persons contained in the certificate of incorporation and by-laws of the Company and (ii) maintain for a period of at least six years, the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by the Company (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous in any material respect to the insured) with respect to claims arising from facts or events that occurred on or before the Effective Time; including in respect of the transactions contemplated by this Agreement; provided, however, that in no event shall the Surviving Corporation be required to expend in any one year an amount in excess of 225% of the annual premiums currently paid by the Company for such insurance (such 225% amount, the "Maximum Premium"); provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Premium. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid policies have been obtained by the Company prior to the Closing for purposes of this
Section 5.7, which policies provide such directors and officers with coverage for an aggregate period of six years with respect to claims arising from facts or events that occurred on or before the Effective Time, including, without limitation, in respect of the transactions contemplated by this Agreement; provided that the maximum amount of the premium to be paid for such policies shall not exceed $2,225,000. If such prepaid policies have been obtained by the Company prior to the Closing, Parent shall and shall cause the Surviving Corporation to maintain such policies in full force and effect, and continue to honor the Company's obligations thereunder. If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges with or into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 5.7. Parent agrees to cause the Surviving Corporation to comply with its obligations under this Section 5.7, including by providing any funds to the Surviving Corporation necessary to enable the Surviving Corporation to fulfill its obligations hereunder. The Company represents and warrants that the Maximum Premium is equal to approximately $731,250.

          5.8 Rights Agreement. The Board of Directors of the Company shall take all further action (in addition to that referred to in Section 3.1(h)) necessary or desirable (including redeeming the Rights immediately prior to the Effective Time or amending the Rights Agreement if reasonably requested by Parent) in order to render the Rights inapplicable to the Merger and the other transactions contemplated by this Agreement and the Stockholder Agreement. If any "Distribution Date" or "Stock Acquisition Date" occurs under the Rights Agreement at any time during the period from the date of this Agreement to the Effective Time, the Company and Parent shall make such adjustment to the Merger Consideration as the Company and Parent shall mutually agree so as to preserve the economic benefits that the Company and Parent each reasonably expected on the date of this Agreement to receive as a result of the consummation of the Merger and the other transactions contemplated hereby.

          5.9 Public Announcements. The Company and Parent shall use all reasonable efforts to develop a joint communications plan and each party shall use all reasonable best efforts to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan. Unless otherwise required by applicable law or by obligations pursuant to any listing agreement with or rules of any securities exchange, the Company and Parent shall consult with each other before issuing any press release or otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby and shall not issue any press release or make any such public statement without the prior consent of the other party, which consent shall not be unreasonably withheld or delayed. The parties hereto agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties hereto.

          5.10 Accountants' Letters. Upon reasonable notice from Parent, the Company shall use its reasonable best efforts to cause Deloitte & Touche LLP to deliver to Parent a letter, dated within two business days of the effective time of the Form S-4 covering such matters as are requested by Parent and as are customarily addressed in accountant's "comfort" letters. In connection with the Company's efforts to obtain such letter, if requested by Deloitte & Touche LLP, Parent shall provide a representation letter to Deloitte & Touche LLP complying with Statement on Auditing Standards No. 72 ("SAS 72"), if then required. Upon reasonable notice from the Company, Parent shall use its reasonable best efforts to cause Deloitte & Touche LLP or BDO Seidman, LLP to deliver to the Company a letter, dated within two business days of the effective time of the Form S-4 covering such matters as are requested by the Company and as are customarily addressed in accountant's "comfort" letters. In connection with Parent's efforts to obtain such letter, if requested by Deloitte & Touche LLP or BDO Seidman, LLP, the Company shall provide a representation letter to Deloitte & Touche LLP or BDO Seidman, LLP complying with the SAS 72, if then required.

          5.11 Listing of Shares of Parent Common Stock. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger and the shares of Parent Common Stock to be reserved for issuance upon exercise of Company Options and upon conversion of the Convertible Notes to be approved for listing, subject to official notice of issuance, on the NYSE.

          5.12 Affiliate Letter. On or prior to the date of the Company Stockholders Meeting, the Company will deliver to Parent a letter (the "Company Affiliate Letter") identifying all persons who are, at the time this Agreement is submitted for adoption by the stockholders of the Company, "affiliates" of the Company for purposes of Rule 145 under the Securities Act ("Rule 145"). On or prior to the Closing Date, the Company will use all reasonable efforts to cause each person identified as an "affiliate" in the Company Affiliate Letter to deliver to Parent a written agreement (an "Affiliate Agreement"), substantially in the form of Exhibit
5.12 hereto, in connection with restrictions on affiliates under Rule 145.

          5.13 Parent Board of Directors. At or prior to the Effective Time, the Board of Directors of Parent shall take all action necessary to elect Vincent Camuto as a member of the Board of Directors of Parent to become effective immediately after the Effective Time.

          5.14 Stockholder Litigation. The Company shall give Parent the reasonable opportunity to participate in the defense or settlement of any stockholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Parent's prior written consent, which consent shall not be unreasonably withheld or delayed.

                                 ARTICLE VI

                            CONDITIONS PRECEDENT

          6.1 Conditions to Each Party's Obligation to Effect the Merger. The obligations of the Company, Parent and Merger Sub to effect the Merger are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a) Stockholder Approval. The Company shall have obtained the Required Company Vote in connection with the adoption of this Agreement by the stockholders of the Company.

          (b) No Injunctions or Restraints, Illegality. No Laws shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other Governmental Entity of competent jurisdiction (each, a "Legal Restraint") shall be in effect, having the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

          (c) HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

          (d) NYSE Listing. The shares of Parent Common Stock to be issued in the Merger and reserved for issuance upon exercise of Company Options and upon conversion of the Convertible Notes shall have been approved for listing on the NYSE, subject to official notice of issuance.

          (e) Effectiveness of the Form S-4. The Form S-4 shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC.

          6.2 Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction of, or waiver by Parent, on or prior to the Closing Date of the following additional conditions:

          (a) Representations and Warranties. (x) Each of the representations and warranties of the Company set forth in this Agreement that is qualified as to Material Adverse Effect shall have been true and correct as of the date of this Agreement and as of the Closing Date as if made at and as of the Closing Date, and (y) each of such representations and warranties of the Company that is not so qualified shall have been true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made at and as of the Closing Date (except, in each case, for those representations and warranties which address matters only as of a particular date, in which case, they shall be true and correct, or true and correct in all material respects, as applicable, as of such date), provided that clause (y) of this paragraph (a) shall be deemed satisfied so long as all failures of such representations and warranties referred to therein to be so true and correct, taken together, (i) would not reasonably be expected to have a Material Adverse Effect on the Company and (ii) would not reasonably be expected to materially diminish the value of the transactions contemplated by this Agreement to Parent and its Subsidiaries; and Parent shall have received a certificate of the chief executive officer and the chief financial officer of the Company to the effect of the foregoing.

          (b) Performance of Obligations of the Company. The Company shall have performed or complied with all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Closing Date that are qualified as to materiality and shall have performed or complied in all material respects with all other agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Closing Date that are not so qualified as to materiality, and Parent shall have received a certificate of the chief executive officer and the chief financial officer of the Company to such effect.

          (c) Tax Opinion. Unless the Company shall have made the Reverse Merger Election, Parent shall have received from Cravath, Swaine & Moore, counsel to Parent, on the Closing Date, a written opinion dated as of such date substantially in the form of Exhibit 6.2(c)(1). In rendering such opinion, counsel to Parent shall be entitled to rely upon representations of officers of Parent and the Company substantially in the form of the representations set forth in Section 6.2(c) of the Company Disclosure Schedule and 6.2(c) of the Parent Disclosure Schedule.

          (d) No Litigation. There shall not be pending by any Governmental Entity any action, suit, claim or proceeding (other than those which have no reasonable chance of success) seeking (i) a Legal Restraint, (ii) a judgment, damages or other remedy which would have a Material Adverse Effect on Parent (assuming the consummation of the Merger) or (iii) to prohibit or limit the ownership or operation by the Company, Parent, Merger Sub or any of their respective affiliates of any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or Parent and its Subsidiaries, taken as a whole, or to require any of them to dispose of or hold separate any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or Parent and its Subsidiaries, taken as a whole, as a result of the Merger or to impose material limitations on the ability of Parent, Merger Sub or any of their affiliates to acquire or hold, or exercise full rights of ownership of, any shares of Company Common Stock, including the right to vote any or all shares of Company Common Stock on all matters properly presented to the stockholders of the Company.

          (e) Consents. Parent shall have received evidence, in form and substance reasonably satisfactory to it, that such consents, approvals, authorizations, qualifications and orders of Governmental Entities and other third parties applicable to the Company and its Subsidiaries as are necessary to permit the occurrence of the transactions contemplated hereby have been obtained, other than those with respect to any retail store leases and other than those the failure of which to have been obtained, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company; provided that if Parent takes actions that cause the net worth of the Surviving Corporation to be materially diminished this condition shall be inapplicable with respect to any consent the requirement of which to obtain is caused by such actions or the ability of which to obtain has been materially adversely affected by such actions.

          (f) Material Adverse Effect. Subject to the exceptions applicable to Section 3.1(i)(ii) (other than the qualification as to knowledge contained in such Section 3.1(i)(ii)), since January 31, 1998, there has not been any Material Adverse Effect on the Company or any change, event, circumstance or effect that would in the reasonably foreseeable future have a Material Adverse Effect on the Company.

          6.3 Additional Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are subject to the satisfaction of, or waiver by the Company, on or prior to the Closing Date of the following additional conditions:

          (a) Representations and Warranties. (x) Each of the representations and warranties of Parent and Merger Sub set forth in this Agreement that is qualified as to Material Adverse Effect shall have been true and correct at and as of the Closing Date as if made as of the date of this Agreement and as of the Closing Date, and (y) each of such representations and warranties of each of Parent and Merger Sub that is not so qualified shall have been true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made at and as of the Closing Date (except, in each case, for those representations and warranties which address matters only as of a particular date, in which case, they shall be true and correct, or true and correct in all material respects, as applicable, as of such date), provided that clause (y) of this paragraph (a) shall be deemed satisfied so long as all failures of such representations and warranties referred to therein to be so true and correct, taken together, would not reasonably be expected to have a Material Adverse Effect on Parent; and the Company shall have received a certificate of the chief executive officer and the chief financial officer of Parent to the effect of the foregoing.

          (b) Performance of Obligations of Parent. Parent shall have performed or complied with all agreements and covenants required to be performed by or complied with it under this Agreement at or prior to the Closing Date that are qualified as to materiality and shall have performed or complied with or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are not so qualified as to materiality, and the Company shall have received a certificate of the chief executive officer and the chief financial officer of Parent to such effect.

          (c) Tax Opinion. Unless the Company shall have made the Reverse Merger Election, the Company shall have received from Simpson Thacher & Bartlett, counsel to the

Company, on the Closing Date, a written opinion dated as of such date substantially in the form of Exhibit 6.3(c)(1). In rendering such opinion, counsel to the Company shall be entitled to rely upon representations of officers of Parent and the Company substantially in the form of the representations set forth in Section 6.2(c) of the Company Disclosure Schedule and 6.2(c) of the Parent Disclosure Schedule.

          (d) Material Adverse Effect. Subject to the exceptions applicable to Section 3.2(g)(ii) (other than the qualification as to knowledge contained in such Section 3.2(g)(ii)), since September 30, 1998, there has not been any Material Adverse effect on Parent or any change, event, circumstance or effect that would in the reasonably foreseeable future have a Material Adverse Effect on Parent.


                                ARTICLE VII

                         TERMINATION AND AMENDMENT

          7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, and except as provided below, whether before or after the Required Company Vote has been obtained:

          (a) By mutual written consent of Parent and the Company, by action of their respective Boards of Directors;

          (b) By either the Company or Parent if the Effective Time shall not have occurred on or before October 31, 1999 (the "Termination Date"); provided, however, that the right to terminate this Agreement under this
Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement (including Section 5.3) has been the primary cause of the failure of the Effective Time to occur on or before the Termination Date;

          (c) By either the Company or Parent if any Legal Restraint (which the parties shall have used their reasonable best efforts to resist, resolve or lift, as applicable, in accordance with Section 5.3) having any of the effects set forth in Section 6.1(b) shall be in effect and shall have become permanent, final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party whose failure to comply with Section 5.3 has been the primary cause of such action or inaction;

          (d) By either the Company or Parent if the approval by the stockholders of the Company required to adopt the Merger Agreement shall not have been obtained by reason of the failure to obtain the Required Company Vote at a duly held meeting of stockholders of the Company or at any adjournment or postponement thereof;

          (e) By Parent if the Board of Directors of the Company, prior to the Company Stockholders Meeting (i) shall withdraw or modify in any adverse manner its approval or recommendation of this Agreement pursuant to
Section 5.4, (ii) shall approve or recommend a Superior Proposal pursuant to Section 5.4 or (iii) shall resolve to take any of the actions specified in clauses (i) or (ii) above;

          (f) By the Company at any time prior to the Company Stockholders Meeting if the Board of Directors of the Company shall concurrently with such termination enter into an agreement with respect to a Superior Proposal; provided, however, that (i) the Company shall have complied in all material respects with Section 5.4, and (ii) the Board of Directors of the Company shall have concluded in good faith, after giving effect to any changes to the terms of this Agreement which are offered by Parent during the three-Business Day or two-Business Day period referred to below, as the case may be, on the basis of the advice of its financial advisors and outside counsel, that such proposal is a Superior Proposal; provided, however, that it shall be a condition to termination by the Company pursuant to this Section 7.l(f) that the Company shall have made the payment to Parent of the Termination Fee to Parent required by Section 7.2(b); provided further, however, that the Company may only exercise its right to terminate this Agreement pursuant to this Section 7,1(f) after the third Business Day (or, in the circumstances described in the parenthetical below, the second Business Day) following Parent's receipt of written notice advising Parent that the Board of Directors of the Company is prepared, subject to any action taken by Parent pursuant to this sentence, to cause the Company to accept a Superior Proposal, specifying the material economic terms and conditions of such Superior Proposal and identifying the Person making such Superior Proposal (it being understood and agreed that if such Person changes the material economic terms of such Superior Proposal, such changes in economic terms shall result in a new Superior Proposal for which a new two Business Day period following a new notice of such Superior Proposal referred to above shall be required; provided, however, that such changes shall not result in a new Superior Proposal from a third party if, prior to the time such changes were made, Parent had not taken action to cause a Superior Proposal from such third party to no longer be a Superior Proposal within the applicable three or two Business Day period);

          (g) by Parent if the Company breaches in a material respect any of its material representations, warranties or covenants contained in this Agreement and such breach (i) would give rise to the failure of a condition set forth in Section 6.2(a) or 6.2(b) and (ii) cannot be cured;

          (h) by the Company if Parent breaches in a material respect of any of its material representations, warranties or covenants contained in this Agreement and such breach (i) would give rise to the failure of a condition set forth in Section 6.3(a) or 6.3(b) and (ii) cannot be cured; or

          (i) by the Company, if its Board of Directors so determines by a vote of the majority of the members of its entire Board, if the Parent Common Stock Price is less than $21.00; provided that the Company cannot terminate this Agreement pursuant to this

Section 7.1(i) on any date on which the average closing sales prices of Parent Common Stock on the NYSE Composite Transactions Tape (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source mutually selected by Parent and the Company) on each of the 15 consecutive NYSE trading days immediately preceding the date on which the termination is proposed to be made is greater than or equal to $21.00; provided, further, that if the Company has the right to terminate under this Section 7.1(i), the Company may, at its election, give Parent the opportunity to increase the Merger Consideration (by increasing the amount of cash and/or the number of shares of Parent Common Stock which holders of shares of Company Common Stock would have the right to receive pursuant to Section 1.8) and in the event that the Company so elects and Parent agrees to make such increase, the parties agree that the term "Merger Consideration" shall thereafter refer to the Merger Consideration provided in Section 1.8, as so increased.

          7.2 Effect of Termination. (a) In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent or the Company or their respective officers or directors except with respect to Section 3.1(o), Section 3.2(n), the second sentence of Section 5.2, Section 5.6, this Section 7.2 and Article VIII, provided that the termination of this Agreement shall not relieve any party from any liability for any intentional material breach of any representation, warranty, covenant or agreement in this Agreement occurring prior to termination.

          (b) Parent and the Company agree that (i) if the Company shall terminate this Agreement pursuant to Section 7.1(f), (ii) if Parent shall terminate this Agreement pursuant to Section 7.1(e), (iii) if (x) the Company or Parent shall terminate this Agreement pursuant to Section 7.1(d), (y) prior to such termination an Acquisition Proposal shall have been made or any Person shall have announced an intention (whether or not conditional) to make an Acquisition Proposal and (z) within 12 months of such termination, the Company or any of its Subsidiaries either consummates a transaction which, if proposed, would constitute an Acquisition Proposal or enters into a definitive agreement with respect to an Acquisition Proposal or (iv) if (w) Parent shall terminate this Agreement pursuant to
Section 7.1(b), (x) prior to such termination an Acquisition Proposal shall have been made or any Person shall have announced an intention (whether or not conditional) to make an Acquisition Proposal; (y) the Company Stockholders Meeting shall not have occurred prior to the Termination Date other than as a result of a breach of this Agreement by Parent and (z) within 12 months of such termination, the Company or any of its Subsidiaries consummates a transaction which, if proposed, would constitute an Acquisition Proposal or enters into a definitive agreement with respect to an Acquisition Proposal, then the Company shall pay to Parent an amount in cash equal to $35 million (the "Termination Fee").

          (c) The Termination Fee required to be paid pursuant to Section 7.2(b)(i) or 7.2(b)(ii) shall be paid prior to, and shall be a pre-condition to the effectiveness of termination of this Agreement pursuant to such Section. Any other payment required to be made pursuant to

Section 7.2(b) shall be made to Parent not later than two Business Days after the prerequisites for payment of such fee have been fulfilled. All payments under this Section 7.2 shall be made by wire transfer of immediately available funds to an account designated by the party entitled to receive payment. In no event shall the Company be obligated to pay more than one Termination Fee pursuant to this Agreement.

          (d) Parent and the Company agree that if the Company shall terminate this Agreement pursuant to Section 7.1(i), then (A) prior to such termination, the Company shall pay to Parent an amount in cash without interest equal to $10 million, provided that the Company shall only be required to pay such amount to the extent that such payment (i) would not result in the Company not having the ability in the ordinary course to incur $10 million of additional indebtedness under the Company's revolving credit agreement or similar facility after giving effect to such payment and (ii) would not result in a breach of any of the Company's agreements (the "Company Debt Agreements") relating to borrowed money (any amount so paid, the "Paid Amount"), provided that, in the event that at any time the Paid Amount is less than $10 million, the Company shall pay to Parent in cash without interest the difference between $10 million and the Paid Amount (the "Owed Amount"), solely at such time or times as and to the extent that the requirements contained in clauses (i) and (ii) above are satisfied at such time or times; and (B) if within 12 months of such termination, the Company or any of its Subsidiaries consummates a transaction which, if proposed, would constitute an Alternative Transaction (as defined below) then, upon consummation of such Alternative Transaction, the Company shall pay to Parent without interest an amount in cash equal to $10 million plus the Owed Amount, if any. For purposes of this Agreement, the term "Alternative Transaction" shall mean a transaction which, if proposed, would constitute an Acquisition Proposal which would result in a third party (including its affiliates and/or stockholders) owning, directly or indirectly, shares of Company Common Stock representing more than 50% of the voting interests and the equity interests in the Company then outstanding or more than 50% of the assets of the Company and its Subsidiaries, taken together (including through a merger of such third party (including its affiliates)and the Company). The Company shall not agree to any covenant or amend any existing covenant in any Company Debt Agreement the principal purpose of which covenant or amendment is to prevent or materially delay the Company from being able to make any payment to Parent pursuant to this Section 7.2(d).

          7.3 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company, but, after any such approval, no amendment shall be made which by law or in accordance with the rules of any relevant stock exchange requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

          7.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.


                                ARTICLE VIII

                             GENERAL PROVISIONS

          8.1 Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article VIII.

          8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by telecopy or telefacsimile, upon confirmation of receipt or (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service. All notices hereunder shall be delivered in the manner described above to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

          (a) if to Parent or Merger Sub, to

                    Jones Apparel Group, Inc.
                    1411 Broadway
                    New York, NY  10018
                    Attention:  Ira M. Dansky, Esq.
                    Facsimile No.:  (212) 642-3936

               and

                    Jones Apparel Group, Inc.
                    250 Rittenhouse Circle
                    Keystone Park
                    Bristol, PA  19007
                    Attention:  Wesley R. Card
                    Facsimile No.:  (215) 785-1228
               with a copy to

                    Cravath, Swaine & Moore
                    Worldwide Plaza
                    825 Eighth Avenue
                    New York, New York 10019
                    Attention: Allen Finkelson, Esq.
                               Scott A. Barshay, Esq.
                    Facsimile No.: (212) 474-3700

          (b) if to the Company to

                    Nine West Group Inc.
                    Nine West Plaza
                    1129 Westchester Avenue
                    White Plains, NY  10604
                    Attention:  Robert C. Galvin
                    Facsimile No.:  (914) 640-4282

               with a copy to

                    Simpson Thacher & Bartlett
                    425 Lexington Avenue
                    New York, New York  10017
                    Attention:  Robert E. Spatt, Esq.
                    Facsimile No.: 212-455-2502

          8.3 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents, glossary of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term "or" is not exclusive.

          8.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered (including by facsimile transmission ) to the other parties hereto, it being understood that all parties need not sign the same counterpart.

          8.5 Entire Agreement; No Third Party Beneficiaries. (a) This Agreement constitutes the entire agreement and supersedes, except as set forth in Section 5.2, all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreement, which shall survive the execution and delivery of this Agreement.

          (b) Nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section
5.7 (which is intended to be for the benefit of the beneficiaries specified therein and may be enforced by such Persons).

          8.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

          8.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

          8.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void, except that Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any direct wholly owned Subsidiary of Parent without the consent of the Company, but no such assignment shall relieve Parent or Merger Sub of any of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

          8.9 Submission to Jurisdiction; Waivers. Each of Parent and the Company irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns may be brought and determined in the Chancery or other Courts of the State of Delaware, and each of Parent and the Company hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each of Parent and the Company hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Section 8.9, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. This Agreement does not involve less than $100,000 and the parties intend that 6 Del.C. ss.2708 shall apply to this Agreement.

          8.10 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

          8.11 Definitions. As used in this Agreement:

          (a) "Benefit Plans" means, with respect to any Person, each employee benefit plan, program, arrangement and contract (including, without limitation, any "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and any bonus, incentive, deferred compensation, stock bonus, stock purchase, restricted stock, stock option, employment, termination, stay agreement or bonus, change in control and severance plan, program, arrangement and contract) all of the foregoing in effect on the date of this Agreement, to which such Person is a party and which is maintained or contributed to by such Person (excluding any plans or programs required to be maintained or contributed to under the local law of the jurisdiction in which such person is employed).

          (b) "Board of Directors" means the Board of Directors of any specified Person and any committees thereof.

          (c) "Business Day" means any day on which banks are not required or authorized to close in the City of New York.

          (d) "Material Adverse Effect" means, with respect to any entity, any change, event, circumstance or effect that is materially adverse to the business (including any material adverse change, event, circumstance or effect on assets that has such effect on the business), financial condition or results of operations of such entity and its Subsidiaries taken as a whole, other than any change, event, circumstance or effect relating principally to (i) the economy or securities markets in general or (ii) the industries in which Parent or the Company operate and not specifically relating to Parent or the Company, as the case may be, and provided that, for all purposes under this Agreement (other than Section 3.1(t)), Material Adverse Effect as it applies to the Company shall not include any matter relating to, arising out of or in connection with the Specified Matters or any change or development in connection therewith.

          (e) "Person" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

          (f) "Subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated,
(i) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interests in such partnership) or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

          (g) "the other party" means, with respect to the Company, Parent and means, with respect to Parent, the Company.

          (h) "knowledge" or "known"of or as to the Company or Parent means
(i) in the case of Sections 4.4 and 4.5, the actual knowledge of such entity's executive officers without any obligation of inquiry, (ii) in the case of Section 3.1(t), the actual knowledge of such entity's executive officers without any obligation of inquiry, except for an obligation of reasonable inquiry of the Division Presidents of the branded wholesale divisions of the Company and its Subsidiaries and of its counsel for the relevant matters, and (iii) otherwise, the actual knowledge of such entity's executive officers, after reasonable inquiry of the executive or senior managerial employees responsible for the relevant matters.

          8.12 Other Agreements. The parties hereto acknowledge and agree that, except as otherwise expressly set forth in this Agreement, the rights and obligations of the Company and Parent under any other agreement between the parties shall not be affected by any provision of this Agreement.

          IN WITNESS WHEREOF, Parent, the Company and Merger Sub have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first above-written.

                                   JONES APPAREL GROUP, INC.


                                   By: /s/ Sidney Kimmel
                                      ------------------------
                                      Name:  Sidney Kimmel
                                      Title: Chairman


                                   JILL ACQUISITION SUB INC.


                                   By: /s/ Wesley R. Card
                                      ------------------------
                                      Name:  Wesley R. Card
                                      Title: President and Treasurer


                                   NINE WEST GROUP INC.


                                   By: /s/ Vincent Camuto
                                      ------------------------
                                      Name:  Vincent Camuto
                                      Title: Chief Executive Officer

                                                               EXHIBIT 5.12


                      Form of Company Affiliate Letter


Gentlemen:

          The undersigned, a holder of shares of Common Stock, par value $1.00 per share ("Company Stock"), of Nine West Group Inc., a Delaware corporation (the "Company"), will be entitled to receive in connection with the merger (the "Merger") of the Company with and into Jill Acquisition Sub Inc., a Delaware corporation, securities (the "Parent Securities") of Jones Apparel Group, Inc., a Pennsylvania corporation ("Parent"), into which the shares of Company Stock owned by the undersigned are converted at the effective time of the Merger. The undersigned acknowledges that the undersigned may be deemed an "affiliate" of the Company within the meaning of Rule 145 ("Rule 145") promulgated under the Securities Act of 1933 (together with the rules and regulations thereunder, the "Act"), although nothing contained herein should be construed as an admission of such fact.

          If in fact the undersigned were an affiliate under the Act, the undersigned's ability to sell, assign or transfer the Parent Securities received by the undersigned in exchange for any shares of Company Stock pursuant to the Merger may be restricted unless such transaction is registered under the Act or an exemption from such registration is available. The undersigned understands that such exemptions are limited and the undersigned has obtained advice of counsel as to the nature and conditions of such exemptions, including information with respect to the applicability to the sale of such securities of Rules 144 and 145(d) promulgated under the Act. The undersigned understands that Parent will not be required to maintain the effectiveness of any registration statement under the Act for the purposes of resale of Parent Securities by the undersigned.

          The undersigned hereby represents to and covenants with Parent that the undersigned will not sell, assign or transfer any of the Parent Securities received by the undersigned in exchange for any shares of Company Stock pursuant to the Merger except (i) pursuant to an effective registration statement under the Act, (ii) in conformity with the volume and other limitations of Rule 145 or (iii) in a transaction which, in the opinion of counsel reasonably satisfactory to Parent or as described in a "no-action" or interpretive letter from the Staff of the Securities and Exchange Commission (the "SEC"), is not required to be registered under the Act.

          In the event of a sale or other disposition by the undersigned of Parent Securities pursuant to Rule 145, the undersigned will supply Parent with evidence of compliance with such Rule, in the form of a letter in the form of Annex I hereto. The undersigned understands that Parent may instruct its transfer agent to withhold the transfer of any Parent Securities disposed of by the undersigned, but that upon receipt of such evidence of compliance the transfer agent shall effectuate the transfer of the Parent Securities sold as indicated in the letter (issuing certificates without any restrictive legend to the transferee).

          The undersigned acknowledges and agrees that Parent reserves the right to place the following legend on certificates representing Parent Securities received by the undersigned in the Merger:

          "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES AND MAY BE SOLD OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE REQUIREMENTS OF RULE 145 OR PURSUANT TO A REGISTRATION STATEMENT UNDER SAID ACT OR AN EXEMPTION FROM SUCH REGISTRATION."

          The undersigned also acknowledged and agrees that unless a sale or transfer of the Parent Securities received by the undersigned in connection with the Merger is made in conformity with the provisions of Rule 145 or pursuant to a registration statement (in which case certificates issued to the transferee shall not contain any restrictive legend), Parent reserves the right to place the following legend (or other appropriate legend) on the certificates issued to any transferee:

          "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933."

It is understood and agreed that such legends will be substituted by delivery of certificates without such legends if (i) one year shall have elapsed from the date of the effective time of the Merger and the provisions of Rule 145(d)(2) under the Act are then available to the undersigned or (ii) Parent shall have received an opinion in form and substance reasonably satisfactory to Parent from independent counsel reasonably satisfactory to Parent or a "no-action" or interpretive letter from the Staff of the SEC to the effect that such legends are not required for purposes of the Act.

          The undersigned acknowledges that (i) the undersigned has carefully read this letter and understands the requirements hereof and the limitations imposed upon the distribution, sale, transfer or other disposition of Parent Securities and (ii) the receipt by Parent of this letter is an inducement and a condition to Parent's obligations to consummate the Merger.

          By Parent's acceptance of this letter, Parent agrees with the undersigned that, if the undersigned receives any Parent Securities in the
Merger: (i) for so long as and to the extent necessary to permit the undersigned to sell such Parent Securities pursuant to Rule 145 and, to the extent applicable, Rule 144 under the Act, Parent shall take all such actions as may be reasonably available to it to file, on a timely basis, all reports and data required to be filed with the SEC by it pursuant to
Section 13 of the Securities and Exchange Act of 1934, as amended, and furnish to the undersigned upon request a written statement as to whether Parent has complied with such reporting requirements during the 12 months preceding any proposed sale of Parent Securities by the undersigned under Rule 145, and Parent shall otherwise take all such actions as may be reasonably available to it to permit such sales pursuant to Rule 145 and Rule 144.

                                   Very truly yours,


                                   ------------------------
                                   Name:


ACCEPTED AND AGREED:

JONES APPAREL GROUP, INC.



By:
   ----------------------------
   Name:
   Title:


Date:

                                                                    ANNEX I
                                                            TO EXHIBIT 5.12





[Name]                                                               [Date]



          On __________________ the undersigned sold the securities ("Securities") of Jones Apparel Group, Inc. ("Parent") described below in the space provided for that purpose (the "Securities"). The Securities were received by the undersigned in connection with the merger of Jill
Acquisition Sub Inc. with Nine West Group Inc.

          Based upon the most recent report or statement filed by Parent with the Securities and Exchange Commission, the Securities sold by the undersigned were within the prescribed limitations set forth in paragraph
(e) of Rule 144 promulgated under the Securities Act of 1933, as amended (the "Act").

          The undersigned hereby represents that the Securities were sold in "brokers' transactions" within the meaning of Section 4(4) of the Act or in transactions directly with a "market maker" as that term is defined in
Section 3(a)(38) of the Securities Exchange Act of 1934, as amended. The undersigned further represents that the undersigned has not solicited or arranged for the solicitation of orders to buy the Securities, and that the undersigned has not made any payment in connection with the offer or sale of the Securities to any person other than to the broker who executed the order in respect of such sale.


                                   Very truly yours,



            [Space to be provided for description of securities]